UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Lufkin Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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LUFKIN INDUSTRIES, INC.

601 South Raguet

Lufkin, Texas 75904-3951

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 2, 2012

TO THE SHAREHOLDERS OF LUFKIN INDUSTRIES, INC.:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Lufkin Industries, Inc., a Texas corporation (the “Company”), will be held at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901, on the 2nd day of May, 2012, at 9:00 a.m. local time, for the following purposes:

1.	To elect three Class III Directors to the Company’s board to serve until the 2015 Annual Meeting of Shareholders or until a successor has been elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2012;

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers;

4.	To approve and adopt an amendment to the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 120,000,000;

5.	To approve and adopt an amendment and restatement of the Company’s Fourth Restated Articles of Incorporation; and

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 13, 2012 are entitled to notice of and to vote at the meeting.

You are kindly requested to mark, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting, in order to ensure a quorum. You may revoke the proxy at any time prior to the Annual Meeting by oral or written notice to the Company addressed to Secretary, Lufkin Industries, Inc., 601 South Raguet, Lufkin, Texas 75904-3951, phone number (936) 634-2211; or, if you are present at the Annual Meeting, and wish to do so, you may revoke the proxy and vote in person.

It is sincerely hoped that it will be possible for you to personally attend the Annual Meeting.

ALEJANDRO CESTERO
Secretary

March 28, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 2, 2012

The Proxy Statement and annual report to security holders are available at www.edocumentview.com/LUFK.

LUFKIN INDUSTRIES, INC.

601 South Raguet

Lufkin, Texas 75904-3951

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Lufkin Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on May 2, 2012, and any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., local time, at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon; or if no direction is indicated, the shares it represents will be voted in accordance with the Board’s recommendation, as disclosed herein, on each of the proposals set forth in the notice attached to this Proxy Statement.

Each shareholder of the Company giving a proxy has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the Annual Meeting or by oral or written notice to the Company addressed to Secretary, Lufkin Industries, Inc., 601 South Raguet, Lufkin, Texas 75904-3951, phone number (936) 634-2211. In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers, employees, consultants and agents employed on behalf of the Company may solicit the return of proxies by mail, personal interview, telephone or facsimile. Directors and officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. The Company has also retained the firm of Georgeson Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders. Georgeson Inc. will receive a fee of approximately $12,000, plus reimbursement of expenses, for its solicitation efforts. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company. The approximate date on which this Proxy Statement and form of proxy will first be sent to shareholders is March 28, 2012.

Computershare Investor Services, LLC, as the Company’s transfer agent, collects and informs the Company of all proxy votes tallied for each issue listed in this Proxy Statement.

QUORUM AND VOTING SECURITIES

At the close of business on March 13, 2012, which is the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof, the Company had 33,585,855 shares of common stock, $1.00 par value (“Common Stock”), outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. Shareholders do not have cumulative voting rights.

The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors (Proposal No. 1), the ratification of the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm (Proposal No. 2) and the approval, by non-binding advisory vote, of the compensation of our named executive officers (Proposal No. 3). The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote is required to approve the amendment to the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000 (Proposal No. 4) and to approve the amendment and restatement of the Company’s Fourth Restated Articles of Incorporation (Proposal No. 5).

A shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Withholding authority to vote for a director nominee in the election of directors will not affect the outcome of the election of directors, as this will be considered a holder not “present” at the meeting. However, for all other proposals to be voted on, abstentions are treated as votes against the particular proposal. If a shareholder’s shares are held by a broker (in “street name”) and the shareholder does not give the broker specific instructions on how to vote his or her shares, the shareholder’s shares will not be voted on any non-routine matters to be acted upon at the Annual Meeting. However, any shares represented by such “broker non-votes” will be counted for quorum purposes. The non-routine matters to be acted upon at the Annual Meeting include: the election of directors (Proposal No. 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3). If all, or any portion, of your shares are held in street name, and you do not provide your broker with specific instructions on how to vote your shares with respect to Proposal Nos. 1 or 3, then such shares will not be voted on such Proposals.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board has nominated and urges you to vote FOR the election of each of the three directors nominated to serve a three-year term of office as a Class III Director. Proxies solicited hereby will be voted FOR each nominee, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of the director nominees.

The Company’s Fourth Restated Articles of Incorporation divide the Board, with respect to terms of office, into three classes, designated as Class I, Class II and Class III. Each class of directors is to be elected to serve a three-year term and is to consist of, as nearly as possible, one-third of the members of the entire Board. In accordance with the Company’s Bylaws, the Board is currently set at 10 members, with a minimum of seven and a maximum of 15 members required. The Board has affirmatively determined that each of Ms. S. V. Baer and Messrs. J. F. Anderson, J. Hofmeister, J. T. Jongebloed, J. H. Lollar, D. V. Smith, R. R. Stewart, H. J. Trout, Jr., and T. E. Wiener are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. J. F. Glick is not independent under Rule 5605(a)(2) of the NASDAQ Listing Rules, as he currently serves as the President and Chief Executive Officer (“CEO”) of the Company.

The term of office of each of the Class III Directors expires at the time of the Annual Meeting, or as soon thereafter as their successors are elected or qualified. Messrs Smith, Anderson and Stewart have been nominated to serve a three-year term as Class III Directors. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted FOR the election of the nominees for director listed below, unless authority to do so has been withheld. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominee or nominees will be required.

Nominating/Governance Committee Policy on Director Candidates

The Nominating/Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Nominating/Governance Committee has not retained a third-party executive search firm to identify candidates. However, from time to time, upon the request of the Nominating/Governance Committee, a third-party executive search firm can be retained to identify candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Nominating/Governance Committee in writing at Lufkin Industries, Inc., 601 South Raguet, Lufkin, Texas 75904-3951, including whatever supporting material the shareholder considers appropriate. The Nominating/Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s Bylaws relating to shareholder nominations.

Description of Nominating/Governance Committee’s Selection Process of Director Candidates

The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Governance Committee through current Board members, professional search firms, management, shareholders or other persons. When a professional search firm is retained, it must become familiar with the Company and its business and clearly understand the skill sets, experience and education the Board is seeking in a prospective member. The firm then must utilize its resources to find and present suitable candidates. The Nominating/Governance Committee may emphasize the importance of certain requirements, which will vary, depending on the Board position to be filled. For instance, in certain situations, industry experience may be favored over financial, legal, sales or other areas of expertise. Candidates are evaluated at regular or special meetings of the Nominating/Governance Committee and may be considered at any point during the year. The Nominating/Governance Committee also considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating/Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s next Annual Meeting of Shareholders. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are provided to the Nominating/Governance Committee. The Nominating/Governance Committee also reviews materials provided by professional search firms or other parties in connection with the nominees that they present to the Board. In evaluating all nominees, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Nominating/Governance Committee’s Minimum Director Candidate Qualifications

In evaluating recommended nominees for a position on the Board, the Nominating/Governance Committee considers, at a minimum, the following factors:

1.	The candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life.

2.	The candidate shall be prepared to represent the interests of all shareholders.

3.	The candidate shall have familiarity with business matters and an ability to grasp and analyze financial data.

4.	The candidate shall not have any material personal, financial or professional interest in any present or potential competitor of the Company.

5.	The candidate’s knowledge, skills and experience shall compliment and/or enhance the knowledge, skills and experience possessed by other members of the Board.

6.	The candidate shall fulfill the needs of the Company, with respect to the particular talents and experience of the directors and in light of prevailing market conditions.

7.	One or more members of the Board shall have business experience in a leadership position within one of the markets served by the Company.

8.	The candidate shall have the ability and willingness to dedicate sufficient time, energy and attention to the performance of his or her duties, including participation in Board and committee meetings.

Diversity Consideration in the Nomination Process

The Nominating/Governance Committee and the Board have discussed the need for and the benefits provided by a diverse Board. These discussions have included not only the interest of having women and minority Board members, but also the opportunity to have Board members from different countries, religions and cultures serve on the Board. The Nominating/Governance Committee has not established a written policy on the issue of diversity; however, it has included this issue as part of its discussions from time to time regarding Board composition.

Discussions by the Nominating/Governance Committee and the Board on diversity also address the Board’s responsibility to shareholders that Board members meet certain qualifications in order to serve the business interests of the Company. Additionally, when evaluating potential Board members, the Nominating/Governance Committee considers a nominee’s unique abilities or qualifications, which could benefit a Board committee.

Nominees for Director

If elected, the nominees for Class III Director will serve until the 2015 Annual Meeting of Shareholders. Biographical information, including principal occupation and business experience during the last five years, for each nominee for Class III Director, is as follows:

Douglas V. Smith, Chairman of the Board of the Company. Age 69. Mr. Smith was elected President, CEO and a director of the Company in January 1993 and Chairman of the Board in May 1995. Mr. Smith retired from active employment in February 2008. Prior to his more than 15 years as President and CEO of the Company, Mr. Smith held executive management positions with Cooper Industries, Inc. and Cameron Iron Works, Inc. with an aggregate 21 years of experience with those companies. As the Company’s President and CEO, Mr. Smith was integrally involved in the Company’s strategic planning, acquisitions and financial and operational reporting, and as a result, he possesses invaluable knowledge of and insight into the Company’s management and operations, which provides him with an excellent platform to assess risks, opportunities, credibility and strategic direction. He received his B.S.M.E. from Clemson University, his M.S.M.E. from the University of Kentucky and his M.B.A. from the Harvard Graduate School of Business.

John F. Anderson, manager of his own investments. Age 69. Mr. Anderson has been a director of the Company since 2003 and currently serves as a member of the Executive Committee, Compensation Committee and Pension Committee. As a descendant of one of the Company’s founding families and having an active involvement in regional organizations, he provides the Board with local knowledge of and linkage to the area in which most of the Company’s employees and manufacturing facilities are located. His background as President of a property and casualty insurer provides experience in risk assessment and loss control to the Board. He holds a B.S. degree in Political Science from Stephen F. Austin State University.

Richard R. Stewart, formerly President and CEO of GE Aero Energy and an officer of General Electric Company from February 1998 to January 2007. Age 62. Mr. Stewart became a director of the Company in 2009. Mr. Stewart is a member of the Pension Committee and Audit Committee. From 1972 to 1998, Mr. Stewart served in various positions of increasing responsibility at Stewart & Stevenson Services, Inc., including Group President and member of the Board of Directors. Mr. Stewart currently serves on the boards of Kirby Corporation and Eagle Materials, Inc. Mr. Stewart also currently serves on the Audit Committee of Kirby Corporation. His experience with power generation equipment and its application throughout the world provides the Board with a tremendous resource. In addition to operational experience, Mr. Stewart’s executive management positions have provided him with substantial experience in the preparation and review of financial results and reports. He received his B.B.A. in finance from the University of Texas.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” the election of the director nominees.

PROPOSAL NO. 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

The Audit Committee has selected the firm Deloitte & Touche LLP as our Independent Registered Public Accounting Firm to audit the Company’s books and accounts for the fiscal year ending December 31, 2012. Deloitte & Touche LLP served as our Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2011. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the Independent Registered Public Accounting Firm, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte & Touche LLP as our principal Independent Registered Public Accounting Firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

A representative of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, as well as to respond to appropriate questions asked by our shareholders.

Proxies solicited hereby will be voted FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2012, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2012.

PROPOSAL NO. 3: TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to approve, by non-binding advisory vote, the compensation of our named executive officers, as described in the “Executive Compensation” section of this Proxy Statement, beginning on page 22. While this vote is advisory and, therefore, not binding on the Company, it will provide information to our named executive officers, Board and Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2012 and beyond.

We believe that the information provided within the Executive Compensation section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, the Board recommends that shareholders approve the following non-binding advisory resolution:

RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as described in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this Proxy Statement).

Proxies solicited hereby will be voted FOR non-binding advisory approval of the compensation of our named executive officers, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for non-binding advisory approval of the compensation of our named executive officers.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” the non-binding advisory vote approving the compensation of our named executive officers.

PROPOSAL NO. 4: TO APPROVE AND ADOPT AN AMENDMENT TO THE COMPANY’S FOURTH RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 60,000,000 TO 120,000,000.

The Board has approved and recommends a vote FOR the proposal to approve and adopt an amendment to the Company’s Fourth Restated Articles of Incorporation (the “Articles”) to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000 (the “Amendment”). Proxies solicited hereby will be voted FOR the Amendment, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote is required for approval of the Amendment.

Pursuant to the Articles, the Company is currently authorized to issue 60,000,000 shares of Common Stock. At the Annual Meeting, a vote will be taken on the proposal to adopt the Amendment, which will increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000. The authorized number of shares of the Company’s preferred stock, par value $.01 per share, will remain at 2,000,000. If the adoption of the Amendment is approved by the shareholders, the first paragraph of Article IV of the Articles will read as follows:

The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Twenty Two Million (122,000,000) shares, divided into Two Million (2,000,000) shares of Preferred Stock without par value (the “Preferred Stock”), and One Hundred Twenty Million (120,000,000) shares of Common Stock, $1.00 par value (the “Common Stock”).

At March 13, 2012, there were 33,585,855 shares of Common Stock outstanding, and an additional 1,822,336 shares of Common Stock were held in the Company’s treasury. At March 13, 2012, there were approximately 2,142,734 shares of Common Stock reserved for issuance pursuant to exercise of stock options under the Company’s equity compensation plans. Currently, the Company has approximately 22,449,075 shares of Common Stock authorized, unissued and not subject to reservation for future issuance. If the Amendment is adopted, approximately 82,449,075 shares of Common Stock would be authorized, unissued and not subject to reservation for future issuance. This request by the Company to authorize additional shares of Common Stock is partially driven by the Company’s stock splits in April 2005 and June 2010, the completion of which utilized authorized shares. The Company would also like to have the ability to engage in future stock splits and public and private offerings of Common Stock, in the event the Board determines that such transactions are in the best interest of the Company and its shareholders. For example, on March 6, 2012, the Company issued and sold 2,875,000 shares of Common Stock in a registered public offering in order to repay debt incurred to fund the acquisition of Zenith Oilfield Technology Limited. In addition, equity compensation is a significant component of the Company’s executive compensation, and the Company would like to have additional flexibility to adopt incentive compensation plans in the future in order to attract and retain well-qualified and experienced officers and provide them with incentives to maximize shareholder value.

Except to the extent that the Company may issue shares of Common Stock reserved therefor pursuant to its equity compensation plans, the Company has not entered into any agreements or understandings, and has no present plans, for the issuance of additional shares of Common Stock. The Board has proposed this Amendment to assure that an adequate supply of shares of Common Stock are available for future corporate needs. The Board believes that the adoption of the Amendment is advisable to provide the Company with adequate flexibility in connection with possible future transactions, stock splits or stock dividends, other corporate purposes, and other programs necessary to facilitate expansion and growth of the Company.

The proposed increase in the number of authorized shares of Common Stock will not have any immediate effect on the rights of existing shareholders. However, the Board will have the authority to issue authorized Common Stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or by the requirements of the NASDAQ Stock Market (NASDAQ). In some instances, shareholder approval for the issuance of additional authorized shares may be required by law or by the requirements of NASDAQ, or the obtaining of such approvals may be otherwise necessary or desirable. In such cases, further shareholder authorization will be solicited. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. The holders of Common Stock have no preemptive rights, and the Board has no plans to grant such rights.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” the adoption of the Amendment to the Fourth Restated Articles of Incorporation to increase in the number of authorized shares of Common Stock from 60,000,000 to 120,000,000.

PROPOSAL NO. 5: TO APPROVE AND ADOPT AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S FOURTH RESTATED ARTICLES OF INCORPORATION.

The Board has approved and recommends a vote FOR the proposal to approve and adopt an amendment and restatement of the Company’s Articles, which will include the Amendment set forth in Proposal No. 4 to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000 (as so amended and restated, the “Amended and Restated Articles”). Proxies solicited hereby will be voted FOR the Amended and Restated Articles, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote is required for approval of the Amended and Restated Articles.

The majority of the proposed amendments are ministerial in nature or are being made to update the Articles to conform to the Texas Business Organizations Code. The following is a brief summary of each of the amendments included in the Amended and Restated Articles, other than the Amendment to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000, which is set forth in Proposal No. 4 above. A complete copy of the Amended and Restated Articles is set forth in its entirety as Appendix A hereto.

In addition to the Amendment to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000, which is set forth in Proposal No. 4 above, if the adoption of the Amended and Restated Articles is approved by the shareholders, certain additional provisions of the Articles will be amended as described below.

Article I will be amended as follows:

The name of the ~~Corporation~~ corporation is Lufkin Industries, Inc. (the “Corporation”).

Article IV(A)(b) will be amended as follows:

(b) Except as ~~by law~~ expressly provided by law, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of ~~stockholders~~ shareholders of the Corporation.

Article IV(B)(c) will be amended as follows:

(c) ~~After payment shall have been made in full to the holders of the Preferred Stock in~~ In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed to the holders of the Common Stock according to their respective shares.

Article IV(B)(d) will be amended as follows:

(d) Except as otherwise provided by law and subject to any voting rights conferred on the Preferred Stock, or any series thereof, by any Directors’ Resolution, the holders of shares of Common Stock shall possess the exclusive voting rights for the election of directors and for all other purposes, with each holder of Common Stock on the date fixed for determining the ~~stockholders~~ shareholders entitled to vote being entitled to one vote for each share of Common Stock held of record by such holder.

Article VII will be amended as follows:

The principal place of business and office of the Corporation is located at 601 South Raguet, within the City of Lufkin, County of Angelina, State of Texas. The post office address of the registered office of ~~this~~ the Corporation is ~~407 Kiln Avenue, Lufkin, Texas~~ 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201, and the registered agent of the Corporation at the same address is ~~W.A. Kirkland~~ CT Corporation System.

Article IX will be amended as follows:

No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive additional shares of any class of capital stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures, warrants or other securities convertible into or entitling the holder to purchase shares of capital stock, but such additional shares of capital stock or other securities convertible into or entitling the holder to purchase shares of capital stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it may deem advisable.

Article X will be amended as follows:

In the absence of fraud, no contract or other transaction between the Corporation and any other corporation, association, partnership, firm, or individual shall be invalidated or otherwise affected because of the fact that any one or more members of the Board of Directors of the Corporation is pecuniarily or otherwise interested in such contract or transaction, or is a director, officer or member of such other corporation, association, partnership, or firm; ~~and any director of the corporation, association, partnership, firm or individual in which he is pecuniarily or otherwise interested,~~ provided that such interest shall, before such vote is taken, be disclosed or known to the other members of the Board of Directors of the ~~corporation~~ Corporation, or a committee of the Board of Directors, voting on such contract or transaction and such contract or other transaction is approved by a majority of the disinterested directors or committee members.

A new Article XIV will be added, which will read as follows:

ARTICLE XIV

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission by the director in the director’s capacity as a director, except that this Article shall not eliminate or limit the liability of a director for:

(i)	a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(ii)	an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or involves intentional misconduct or a knowing violation of law;

(iii)	a transaction from which the person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties;

(iv)	an act or omission for which the liability of a director is expressly provided by an applicable statute; or

(v)	an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

A new Article XV will be added, which will read as follows:

ARTICLE XV

The names and addresses of the duly elected directors of the Corporation are as follows:

Douglas V. Smith	601 South Raguet	Lufkin, Texas 75904-3951
John F. Anderson	601 South Raguet	Lufkin, Texas 75904-3951
Suzanne V. Baer	601 South Raguet	Lufkin, Texas 75904-3951
John D. Hofmeister	601 South Raguet	Lufkin, Texas 75904-3951
James T. Jongebloed	601 South Raguet	Lufkin, Texas 75904-3951
John H. Lollar	601 South Raguet	Lufkin, Texas 75904-3951
John F. Glick	601 South Raguet	Lufkin, Texas 75904-3951
Richard R. Stewart	601 South Raguet	Lufkin, Texas 75904-3951
Howard J. Trout, Jr.	601 South Raguet	Lufkin, Texas 75904-3951
Thomas E. Wiener	601 South Raguet	Lufkin, Texas 75904-3951

Except as described above, all other provisions of the Articles will remain unchanged.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” the adoption of the Fifth Amended and Restated Articles of Incorporation.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements. The Audit Committee’s functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company’s procedures for internal auditing, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Deloitte & Touche LLP, are responsible for auditing both the Company’s financial statements and internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB).

In performing its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the Company’s interim financial statements as well as the Company’s annual financial statements and the independent auditor’s examination and report on the Company’s annual financial statements. The Audit Committee has discussed with the independent auditors the matters required by generally accepted auditing standards, including those described in PCAOB AU Section 380, “Communication with Audit Committees.” The Audit Committee reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including PCAOB Auditing Standard No. 5 regarding the audit of internal control over financial reporting. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by PCAOB Rule 3526 “Communication with Audit Committees Concerning Independence.” The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Company annually reviews any relationship between management and all directors and its independent registered public accounting firm and reviews any issues with outside counsel. In 2011, there were no outside relationships existing between management and the directors and the Company’s independent registered public accounting firm.

The Audit Committee reviewed the Company’s audited financial statements and internal control over financial reporting for the year ended December 31, 2011, and discussed them with management and the independent auditors. Based on the aforementioned review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining auditor independence and concluded that no conflict existed.

The Audit Committee’s policy is that the Committee will pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent auditors. The Audit Committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more Audit Committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has adopted procedures for the pre-approval of services by the Company’s independent auditor. The Audit Committee will, on an annual basis, retain the independent audit firm and pre-approve the scope of all audit services and specified audit-related services. The Chair of the Audit

Committee or the full Audit Committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. Any permitted non-audit services must be pre-approved by either the Chair of the Audit Committee or the full Audit Committee. In fiscal years 2010 and 2011, 100% of the services provided to the Company by the independent auditors were pre-approved in compliance with the policies described above. The Audit Committee has selected Deloitte & Touche LLP as its independent auditor for 2012. Deloitte & Touche LLP, independent registered public accounting firm, audited the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2011 and has advised the Company that it will have a representative at the Annual Meeting who will be available to respond to appropriate questions. Such representative will be permitted to make a statement if he or she desires to do so.

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The following members of the Audit Committee have delivered the foregoing report:

S. V. Baer, Chairman

J. J. Jongebloed

J. H. Lollar

R. R. Stewart

Independent Public Accountants

Aggregate fees incurred by the Company for the years ended December 31, 2011 and 2010, for services performed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) include:

	2011	2010
Audit Fees(a)	1,169,000	952,300
Audit-Related Fees(b)	734,000	0
Subtotal Audit and Audit Related	1,903,000	952,300
Tax Fees(c)	0	0
All Other Fees	0	0
Total Fees	1,903,000	952,300

(a)	Includes fees billed and expected to be billed for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of the Company’s quarterly financial statements, and foreign statutory audits.

(b)	Includes fees for acquisition related activities and the SEC Regulation S-X Rule 3-05 audits of Quinn’s Oilfield Supply, Ltd.

(c)	Includes tax compliance fees for assistance with federal, state and foreign income tax returns and audits, and various tax planning and consultation matters.

No consulting-related fees were incurred by the Company with respect to independent auditors during 2011 and 2010.

COMPANY INFORMATION

INFORMATION ABOUT CURRENT AND CONTINUING DIRECTORS

Name	Position with the Company	Age	Director Since
Douglas V. Smith*	Director, Chairman of the Board	69	1993
John F. Anderson*	Director	69	2003
Suzanne V. Baer*	Director	64	2005
John F. Glick	Director, President and CEO	59	2007
John Hofmeister*	Director	64	2010
James T. Jongebloed*	Director	70	2002
John H. Lollar*	Director	73	1997
Richard R. Stewart*	Director	62	2009
Howard J. Trout*	Director	67	1980
Thomas E. Wiener*	Director	71	1987

*	Indicates independence, as independence is defined in Exchange Act Rule 10A-3(b)(1) and NASDAQ Listing Rule 5605(a)(2).

The Class I Directors will serve until the 2013 Annual Meeting of Shareholders. Biographical information, including principal occupation and business experience during the last five years, for each Class I Director, is as follows:

John F. Glick, President and CEO of the Company. Age 59. Mr. Glick joined the Company in September 1994 as Vice President and General Manager of the Power Transmission Division. He was elected President and a director of the Company in 2007 and CEO in 2008. He previously served as Vice President and General Manager of the Oilfield Division. Prior to joining the Company, Mr. Glick served with Cameron Iron Works, Inc. and Cooper Industries, Inc. in senior management positions for a combined 20 years. Mr. Glick’s experience in various senior management positions and his immense knowledge of the products and services offered by the Company provide the Board with a valuable resource in its assessment of the Company’s performance, opportunities, risk and strategy. He received a B.S. in Journalism from the University of Kansas and graduated from the Harvard Graduate School of Business Program for Management Development.

John D. Hofmeister, formerly President and U.S. country chair for Shell Oil Company U.S., and formerly human resources group director for Royal Dutch/Shell Group in The Hague, Netherlands. Age 64. Mr. Hofmeister became a director of the Company in January 2010. Mr. Hofmeister serves as Chairman of the Nominating/Governance Committee and is a member of the Compensation Committee. Mr. Hofmeister currently serves on the Board of CAMAC Energy Inc. and Hunting Plc. Mr. Hofmeister is also the founder of and has served as CEO of Citizens for Affordable Energy Inc. since 2008. In addition to his career with Shell Oil Company, he has served in executive management positions with Allied Signal, Inc., Northern Telecom, Inc. and the General Electric Company. Throughout his career, Mr. Hofmeister has had global operational responsibilities, and as a former President of Shell, he had full responsibility for financial results and reports. This level of experience and responsibility will provide the Company’s Board with a valuable resource. He received his B.A. and M.A. in Political Science from Kansas State University.

John H. Lollar, Managing Partner of Newgulf Exploration, L.P. since 1996. Age 73. Mr. Lollar was elected a director of the Company in 1997 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Lollar was formally Chairman, President and CEO of Cabot Oil and Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992. He has also served as a director of Plains Exploration and Production Company since 1995 and is a member of the Audit Committee and Chairman of the Compensation Committee. Mr. Lollar not only provides our Board with personal career credentials within the markets served by the Company, but he has also participated in the formulation of the Company’s current growth strategy, which has involved six acquisitions in addition to organic growth during his tenure as a director. Additionally, his full profit and loss responsibility as a CEO and six years as Chairman of the Audit Committee provides him with extensive experience to assess the Company’s performance, opportunities, risk, and strategy. Mr. Lollar received his B.S. in Geology from the University of Oklahoma and his Masters in Business Administration from the University of Houston. He is a current member of the board of the Houston Chapter of the National Association of Corporate Directors.

Thomas E. Wiener, attorney at law from 1968 to present. Age 71. Mr. Wiener became a director of the Company in 1987 and currently serves on the Executive Committee, Nominating/Governance Committee and Pension Committee. Mr. Wiener is a descendant of one of the Company’s founding families. His presence on the Board provides a historical link to the Company’s founders and the basic philosophy that has maintained the direction of the Company throughout its 110 year history. Mr. Wiener, his immediate family and the Wiener family are holders of a significant number of shares of the Company’s Common Stock. His viewpoint as an individual investor brings a diverse and important voice to the Board. Additionally, Mr. Wiener’s legal background provides the Board with a focused point of view on regulatory and contractual issues. He received his B.A. from the University of Texas at Austin and his Doctor of Jurisprudence with Honors from the University of Texas School of Law.

The Class II Directors will serve until the 2014 Annual Meeting of Shareholders. Biographical information, including principal occupation and business experience during the last five years, for each Class II Director, is as follows:

Howard J. Trout, Jr., manager of his own investments. Age 67. Mr. Trout has been a director of the Company since 1980 and serves as Chairman of the Pension Committee and as a member of the Executive Committee and the Nominating/Governance Committee. Mr. Trout is a descendant of one of the Company’s founding families, and Mr. Trout and the Trout family are holders of a significant number of shares of the Company’s Common Stock. His presence on the Board provides a historical link to the Company’s founders and the basic philosophy that has maintained the direction of the Company throughout its 110 year history. He also was employed by the Company for 17 years, serving as a Sales Manager in what is today the Power Transmission Division. Mr. Trout provides the Board with a working understanding of product design and industrial gear markets and an appreciation for the importance of customer service and building strong customer relationships, which are integral parts of a successful company. He is a graduate of Texas Tech University with degrees in Industrial Management and Industrial Engineering.

James T. Jongebloed, formerly Chairman, President and CEO of Pool Energy Services, Inc. from 1978 to 1999. Age 70. Mr. Jongebloed became a director of the Company in 2002 and serves as a member of the Nominating/Governance Committee and the Audit Committee. Mr. Jongebloed was the General Counsel and Corporate Secretary of Atwood Oceanics from 1973 to 1978. He also previously served as a director of Nuevo Energy Company, which provided him with valuable board experience. Mr. Jongebloed served on the Audit Committee during his service on the Nuevo Energy board. His full profit and loss responsibility as an energy company CEO as well as his legal background and prior board experience provide him with a broad-ranging experience to assess the Company’s performance, opportunities, risk and strategy. Mr. Jongebloed received a B.S. degree in Chemical Engineering from the University of Houston and his Doctor of Jurisprudence from South Texas College of Law.

Suzanne V. Baer, formerly Executive Vice President and Chief Financial Officer of Energy Partners, Ltd. from 2001 to 2005. Age 64. Ms. Baer became a director of the Company in 2005 and serves as Chairman of the Audit Committee and a member of the Pension Committee. Ms. Baer also serves as a member of the Board and Audit Committee of Hercules Offshore, Inc.. Ms. Baer’s board service experience along with her strong executive background, which includes executive positions with Energy Partners, Ltd., Burlington Resources, Inc. and Louisiana Land and Exploration Company, have provided her with distinctive insights into the management and operation of a variety of companies in the energy market. Her experience as a financial executive and as a Certified Public Accountant combined with her experience leading companies that compete within the energy markets provide the Board with a comprehensive and unique set of skills. Ms. Baer received her B.A. from Louisiana State University and her M.B.A. from Tulane University.

Biographical information for the Class III directors, Messrs. Smith, Anderson and Stewart, can be found above under “Proposal No. 1—Election of Directors.”

Board Committees

The Board has a five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Pension Committee and Nominating/Governance Committee. The Board has also established, and may in the future establish, special purpose committees to address certain matters presented to the Board.

Executive Committee

The Executive Committee is comprised of Messrs. Smith (Chairman), Anderson, Trout and Wiener. The purpose of the Executive Committee is to advise management during intervals between Board meetings.

Audit Committee

The Audit Committee is currently comprised of Ms. Baer (Chairman) and Messrs. Lollar, Jongebloed and Stewart. The Board has determined that each of Ms. Baer and Messrs. Lollar, Jongebloed and Stewart is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and is “financially sophisticated” as defined in NASDAQ Listing Rule 5605(c)(2)(A). Ms. Baer has served in several corporate executive positions, including Chief Financial Officer and Treasurer positions. Messrs. Lollar, Jongebloed and Stewart, in addition to serving as CEOs of major corporations and organizations, have had financial education and training. All the members of the Audit Committee are independent (as independence is defined in Exchange Act Rule 10A-3(b)(1), as well as the independence requirements of NASDAQ Listing Rule 5605(a)(2)). The Audit Committee has a written charter adopted by the Board, which is available on the Company’s website at www.lufkin.com. The charter requires the Audit Committee to reassess and report to the Board on the adequacy of the charter on an annual basis.

The Audit Committee is, among other things, responsible for:

•	appointing, replacing, compensating and overseeing the work of the independent auditor;

•

reviewing the services proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditor, the internal auditors and management with respect to the status and results of their activities;

•

reviewing with the CEO, the Chief Financial Officer, and the General Counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficiency of such disclosure controls and procedures;

•

reviewing, approving and discussing with management and the independent auditor the annual and quarterly financial statements, the annual report to shareholders, and the annual reports on Form 10-K and quarterly reports on Form 10-Q; and

•	reviewing earnings and press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants. The Committee meets periodically with the Company’s Chief Compliance Officer to receive updates on general and specific compliance topics.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Lollar (Chairman), Anderson, and Hofmeister. The Compensation Committee is composed entirely of directors who satisfy the criteria for independence under applicable law and NASDAQ Listing Rule 5605(a)(2) and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the Compensation Committee.

The Compensation Committee is, among other things, responsible for:

•	making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•	establishing the CEO’s compensation level based on the Board’s performance evaluation of the CEO;

•	approving the compensation of the other executive officers and reviewing the succession plan relating to positions held by the other executive officers;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company; and

•	reviewing and recommending the amount and method of compensation for members of the Board.

The charter of the Compensation Committee is available on the Company’s website at www.lufkin.com.

Pension Committee

The Pension Committee is currently comprised of Messrs. Trout (Chairman), Anderson, Stewart and Wiener and Ms. Baer. The purpose of the Pension Committee is to review the performance and administration of the Company’s pension plan.

The Pension Committee is, among other things, responsible for:

•	establishing a pension plan asset investment policy and monitoring the plan’s asset allocation;

•	reviewing the quarterly results of the pension plan investments;

•	reviewing the quarterly investment allocations;

•	receiving a quarterly overview by the plan advisor of fund performance and any recommendations for other investment opportunities;

•	providing to the plan advisor any investment or allocation modifications to meet investment goals or comply with the investment policy;

•	insuring compliance with all applicable laws and regulations; and

•	reviewing pension benefits provided by the Company.

Nominating/Governance Committee

The Nominating/Governance Committee is comprised of Messrs. Hofmeister (Chairman), Jongebloed, Trout and Wiener. The Nominating/Governance Committee is composed solely of “independent directors” as defined in NASDAQ Listing Rule 5605(a)(2). The Nominating/Governance Committee’s primary purpose is to discharge the Board’s responsibilities related to public policy matters, the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become Board members and the review of the qualifications and make-up of the Board membership.

The Nominating/Governance Committee is, among other things, responsible for:

•

reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on the Board;

•	considering nominees recommended by shareholders for election as directors;

•

reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons, including, without limitation, a determination of whether one or more Audit Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

•	assessing and recommending overall corporate governance practices;

•	establishing the process for evaluating, and administering the evaluation of, the Board;

•

reviewing public issues identified by management and the Company’s efforts in addressing these public issues through research, analysis, lobbying efforts and participation in business and government programs;

•	reviewing and approving codes of conduct applicable to directors, officers and employees; and

•	reviewing the Company’s policy statement on shareholders’ rights plans and reporting any recommendations to the Board.

The charter of the Nominating/Governance Committee is available to shareholders on the Company’s website at www.lufkin.com.

Board Leadership Structure and Rationale

The Company’s leadership structure is led by a Board currently comprised of 10 members. The Chairman of the Board is not an officer or employee of the Company. The Company’s President and CEO is a member of the Board and is the only member of the Board who is employed by the Company. The President and CEO is not an assigned member of any of the Board’s five standing committees.

It has also been the policy of the Board to hold, at a minimum, semiannual meetings of its independent directors. These scheduled meetings are private and confidential meetings held in conjunction with regular meetings of the Board. Agendas and topics discussed at these meetings are the responsibility of the Lead Director. The Board has agreed that the Lead Director will be the director who is then serving as Chairman of the Compensation Committee.

The Board has used this leadership structure for the past three years and has found that it provides shared responsibility and is responsive to business requirements and shareholder needs.

Board of Directors Risk Management Process

The Board provides the Company with risk oversight using three principle methods: (1) direct reporting on operations, (2) formal audit reviews, and (3) director outreach.

The most basic element of our risk management process is a group of professional managers responsible for administering the day-to-day operations of the Company. Our managers are tasked with reporting any operational risks or uncertainties to the officers. Our officer’s experience in identifying risk and commitment to maintaining open communication with our directors provides the Board with a key defense in isolating and managing risk.

Informal communication between the Board and officers is supplemented by regular business reports from the officers to the Board that identify and measure key business operations and values. The reports are prepared for both internal review as well as required public filings.

A second method of risk management used by the Board consists of both internal and external formal audit reviews. These audit reviews are intended to provide objective reports on financial results and controls to identify any deficiency that may present a risk to the Company. The audit review process is supplemented by the Company’s “hotline” through which employees and other individuals are able to report risk issues directly to the Audit Committee. Additionally, the Board utilizes several other professionals, such as compensation consultants, outside legal counsel, investment managers, insurance risk managers and independent actuaries, to provide objective expertise to both identify and manage different kinds of risk.

In addition to the two formal methods utilized by the Board to identify and manage risk, the Board also draws on the collective resources of its members, by relying on each individual director to utilize their contacts and experience within the business community for the benefit of our shareholders. Each director has an accumulation of experience and contacts, which alerts them to business issues and concerns that may impact the Company. They bring these concerns and alerts to the attention of the full Board, where they are reviewed and given appropriate attention.

The Board relies on each of these methods to gather the information necessary to effectively identify and manage risk. The utility of these methods is further enhanced by the Board’s experienced leadership and effective management, which are the product of regular Board and committee meetings in which any matters of concern are openly reviewed and evaluated by members of the Board. During 2012, the Company also plans to conduct an Enterprise Risk Management (ERM) diagnostic process and consider related programs which could provide additional, potential benefit to the Company and its operations.

Directors’ Meetings and Compensation

During 2011, the Audit Committee had five meetings, the Compensation Committee had five meetings, the Executive Committee had one meeting, the Pension Committee had four meetings, the Nominating/Governance Committee had two meetings and the Board had seven meetings. During 2011, each member of the Board attended 75% or more of the meetings of the Board and the committees of which he or she was a member. As required by NASDAQ Listing Rule 5605(b)(2), the Company’s independent directors have regularly scheduled executive sessions excluding non-independent directors.

Total Meetings Held in 2011
Board of Directors	7
Audit Committee	5
Compensation Committee	5
Nominating/Governance Committee	2
Executive Committee	1
Pension Committee	4

During 2011, in addition to the $36,000 annual retainer for non-employee directors, non-employee directors also received $1,500 for each meeting of the Board and $1,500 for each committee meeting that they attended, with the exception of Audit Committee meetings, for which they were paid $2,000 for each meeting. In 2011, the Audit Committee Chairman received a retainer of $12,000, the Compensation Committee Chairman received a retainer of $8,000, and the Pension Committee and Nominating/Governance Committee Chairmen each received a retainer of $4,000. In addition, in May 2011, each non-employee director received a grant of options to purchase 4,000 shares of Common Stock, with an exercise price of $83.11 per share. The exercise price was determined based on the closing price of the Company’s Common Stock on the day of the 2011 Annual Meeting of Shareholders. In addition to annual fees and grants, each non-employee director received an option to purchase 20,000 shares of Common Stock on the date of his or her initial election to the Board.

In fiscal 2011, the Compensation Committee retained Longnecker & Associates (“L&A” or the “consultant”) to, among other things, analyze and provide recommendations for the compensation of non-employee directors. After considering L&A’s findings and recommendations. the Compensation Committee determined that the 2012 compensation for non-employee directors will include a $45,000 annual retainer, with each non-employee director also receiving $2,000 for each meeting of the Board and $2,000 for each committee meeting that they attend. For 2012, the Chairman of the Board will receive an additional annual retainer of $25,000, the Audit Committee Chairman will receive an additional annual retainer of $15,000, the Compensation Committee Chairman will receive an additional annual retainer of $10,000, and the Pension Committee and Nominating/Governance Committee Chairmen each will receive an additional annual retainer of $6,000. In addition, effective January 1, 2012, the Compensation Committee discontinued its practice of granting each non-employee director an annual grant of options to purchase 4,000 shares of Common Stock. In lieu of such grants, beginning in 2012, each non- employee director will receive an annual equity grant valued at $125,000. A grant of restricted stock equal to the annual equity grant value, based on the closing price of the Company’s Common Stock on the day of the Annual Meeting of Shareholders, will be awarded once each year. The restricted stock will vest one year from the date of grant. Each non-employee director will continue to receive an annual equity grant for as long as he or she serves on the Board. Each newly appointed non-employee director will also continue to receive an option to purchase 20,000 shares of Common Stock on the date of his or her initial election to the Board.

Director Attendance at Company Annual Meetings

It is the policy of the Board that directors are strongly encouraged to attend all Annual Meetings of Shareholder. In 2011, all directors attended the Annual Meeting of Shareholders.

Code of Ethics for Senior Financial Officers of the Company

The Company has long-standing policies regarding conflicts of interest and securities law compliance. The Company has also adopted a Code of Ethics for Senior Financial Officers of the Company that reflects these policies and contains additional policy initiatives. The Company requires all of its senior financial officers, including the Company’s principal executive officer, principal financial officer and principal accounting officer, to adhere to the Code of Ethics for Senior Financial Officers of the Company in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics for Senior Financial Officers of the Company requires that senior financial officers avoid conflicts of interest, comply with securities laws and other legal requirements and conduct business in an honest and ethical manner. The Company conveys to its senior financial officers both their obligations and responsibilities under, and the importance of, the Code of Ethics for senior financial officers of the Company.

The Company has established procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company has also adopted a written Code of Conduct that is applicable to all employees of the Company, including the senior financial officers, and all directors. The Company has made its Code of Ethics for Senior Financial Officers and Code of Conduct available on its website at www.lufkin.com, or a copy can be obtained by writing to the Company Secretary, 601 South Raguet, Lufkin, Texas 75904-3951. Any amendment to, or waiver from, the Code of Ethics for Senior Financial Officers of the Company or the Code of Conduct will be disclosed in a current report on Form 8-K within four business days of such amendment or waiver, as required by NASDAQ Listing Rule 5610.

Shareholder Communications with the Board

Any shareholder wishing to communicate with the Board may do so by writing to the Board of Directors, c/o Secretary, Lufkin Industries, Inc., 601 South Raguet, Lufkin, Texas 75904-3951. Any shareholder communication so addressed, unless clearly of a marketing nature, will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the Board.

INFORMATION ABOUT CURRENT EXECUTIVE OFFICERS

The following information is submitted with respect to the executive officers of the Company:

Name	Position with Company	Age	Executive Officer Since
J. F. Glick	President and CEO	59	1994
C. L. Boone	Vice President and Chief Financial Officer	43	2008
S. H. Semlinger	Vice President—Manufacturing Technology	58	1991
M. E. Crews	Vice President—Oilfield Division	55	2008
B. J. Gifford	Vice President of Human Resources	56	2010
A. Cestero	Vice President, General Counsel and Secretary	37	2011
C. D. Hay	Vice President—Power Transmission Division	57	2011

Mr. Boone has been employed with the Company since January 1993. Prior to becoming the Company’s Vice President, Treasurer and Chief Financial Officer in May 2008, Mr. Boone served as the Company’s Corporate Controller beginning in August 1999. He also serves as the Company’s Principal Accounting Officer.

Mr. Semlinger has been employed by the Company since December 1975. Prior to becoming the Company’s Vice President—Manufacturing Technology in April 2007, Mr. Semlinger served as Vice President and General Manager of the Company’s Trailer Division from December 1997 until April 2007.

Mr. Crews was named Vice President and General Manager of the Oilfield Division in January 2008. Prior to joining the Company, Mr. Crews was employed by Cameron Iron Works, Cooper Oil Tool and Cameron International Corporation in various senior management positions around the world from 1978 until 2007.

Mr. Gifford was named Vice President of Human Resources in September 2010. Prior to joining the Company, Mr. Gifford was employed by Xtreme Coil Drilling Corporation in Houston, Texas, as Corporate Director of Human Resources from 2008 until 2010, and was the owner of an executive search corporation from 2005 until 2008. Mr. Gifford also previously held management positions with Schlumberger and ENSCO International.

Mr. Cestero was named Vice President and General Counsel in May 2011 and was also named Secretary in July 2011. He also serves as the Company’s Chief Compliance Officer. Until he joined the Company, Mr. Cestero was employed by Seahawk Drilling, Inc. as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary from August 2009 until February 2011. Seahawk Drilling was spun off from Pride International in 2009, where Mr. Cestero served in various positions within the General Counsel’s office beginning in 2002.

Mr. Hay was named Vice President and General Manager of the Power Transmission Division in September 2011. Prior to joining the Company, Mr. Hay was employed by Crane Group at the Manitowoc Company as Senior Vice President of Global Operations from May 2011 until September 2011. He also served as Vice President of Operations at Manitowoc Shady Grove from 2007 until May 2011. Prior to joining Manitowoc, Mr. Hay served in various senior operations, procurement and lean manufacturing positions at Joy Mining Machinery, JLG Industries and Ingersoll-Rand Company.

Biographical information for Mr. Glick can be found under “—Information About Current and Continuing Directors” above.

There is no family relationship, either by blood, marriage or adoption, among any directors, director nominees or executive officers of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our other three most highly-compensated officers (collectively, our “named executive officers”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of our compensation program and specific information about its various components. Although this CD&A focuses on the information in the tables below and related footnotes, as well as the supplemental narratives relating to the fiscal year ended December 31, 2011, we also describe compensation actions taken before or after the last completed fiscal year to the extent such discussion enhances the understanding of our executive compensation disclosure.

Overview of 2011

2011 represented a record year for activity at the Company, with revenue increasing 44% year over year and net operating income after tax improving by 52%.

During 2011 and the first two months of 2012, the Company engaged in a number of significant transactions and achieved several important milestones, including:

•	completing the acquisitions of:

•	Pentagon Optimization Services, Inc. (Pentagon), a diversified Canadian well optimization company that assembles and services plunger lift equipment;

•	the reciprocating down-hole and progressive cavity pump business of Quinn’s Oilfield Supply Ltd. (Quinn’s), a Canadian company with a major focus on the North American markets;

•	Datac Instrumentation Limited, a provider of technology that enables artificial lift equipment to transmit and receive performance data as well as remote terminal unit technology;

•	RealFlex Technologies Limited, a provider of real-time server software packages for process control systems; and

•	Zenith Oilfield Technology Limited, a leading provider of down-hole monitoring, data gathering and control systems for artificial lift applications;

•	closing the Company’s pension plan for salaried employees to future participants, effective December 31, 2011, thereby limiting the Company’s future liability under the plan;

•	implementing SAP enterprise software; and

•	adding professional management talent through recruitment and internal development.

In 2011, the Company also entered into negotiations with the three unions representing employees at the Company’s Lufkin, Texas manufacturing facilities. The Company proposed, and the unions agreed, to engage in interest-based bargaining—a collaborative, non-adversarial style of negotiations. As a result, the parties reached a three year agreement. Key highlights of the negotiations process included:

•	agreeing to pay rate increases for each of the next three years;

•	closing the hourly pension plan to new entrants, while providing enhanced 401(k) benefits; and

•

establishing joint committees for worker training and a pilot project to provide increased flexibility with alternative work schedules to allow the Company to internally meet the need for increased demand.

In addition, according to Spears & Associates, Lufkin’s total share of the $8 billion artificial lift market grew to 9% in 2011, exclusive of the Quinn or Pentagon acquisitions, representing 80% market share growth over the last decade.

Compensation Program Philosophy and Objectives

Our future success and ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate the most qualified individuals in the energy services and manufacturing industry. It is important to note that, over the past five years, the energy market has been extremely competitive for key executive and technical talent, and as a result, compensation has continually increased in the industry, with specific focus on retention oriented elements. With that competitive landscape in mind, we believe compensation should:

•	be viewed as an investment which aids in the attraction, retention, and motivation of the most qualified individuals in the energy services and manufacturing industry;

•	be competitive with the compensation of persons having similar responsibilities and duties in other companies in the same and closely related industries;

•	align the interests of the individual with those of our shareholders and emphasize long-term value creation;

•	be influenced by pay for performance, whereby an individual’s total compensation is influenced by the Company’s and individual’s performance; and

•	reflect the unique qualifications, skills, experience and responsibilities of each individual.

In 2011, the compensation package for our named executive officers included base salary, an annual variable cash award, a long-term equity component and certain other benefits and perquisites, such as 401(k) matching. Our view is that such a package is customary for an energy services and/or manufacturing officer, as it provides a market competitive salary and also aligns the officer’s economic interest with that of our shareholders through performance contingent annual and long-term incentive awards.

Role of Officers

In fiscal 2011, the Compensation Committee and the Board made all compensation decisions for the CEO and, after receiving input from the CEO, all other named executive officers. The Compensation Committee and the Board reviewed the performance of the CEO, and afterwards, set his compensation. Mr. Glick was not present during these discussions. The Compensation Committee and the Board, together with the CEO, reviewed the performance of the other named executive officers. The CEO made compensation recommendations to the Compensation Committee and the Board with respect to the other named executive officers, who were not present during these discussions.

Role of the Compensation Consultant

In an effort to align our officers’ compensation competitively with the market, the Compensation Committee engaged an outside, independent consultant, Longnecker & Associates (“L&A” or the “consultant”) to review levels and incentive components of the executives’ compensation for fiscal 2011. The primary role of the consultant is to provide the Compensation Committee with market data and information regarding compensation trends in our industry and to make recommendations regarding base salaries, the design of our incentive programs and executive compensation levels. Our management does not direct or oversee the retention or activities of the consultant with respect to our executive compensation program. The consultant also provided assistance in the preparation of this CD&A.

Setting Named Executive Officer Compensation

The total compensation of our named executive officers is determined by taking into account the following factors: (1) the prevailing market for comparable positions, (2) our financial results and (3) an assessment by the Compensation Committee of an executive’s impact on those results, in order to supplement and balance the statistical elements of compensation. These three factors play important roles in the interpretation of compensation data and assessment of individual performance. Each member of the Compensation Committee considers these factors during their deliberations. There is no specifically assigned weight placed on each factor, in order to provide the Compensation Committee with maximum flexibility to appropriately evaluate value, performance and cost. However, the Compensation Committee does consider all three factors in determining total compensation for each executive officer.

The first factor in assessing total compensation is the determination of the prevailing market for comparable positions. This responsibility is placed on the consultant, which was retained directly by the Compensation Committee to provide relevant market compensation information and to provide recommendations for the Committee’s consideration. The consultant reviewed our 2010 peer group and re-analyzed additional potential peers in order to provide the Committee compensation data which accurately depicts the market in which the Company competes. A peer group of energy services and manufacturing companies (as described below) was established. In addition to peer compensation data, the consultant also utilized published survey data for the energy services and manufacturing industry. Once the market data was established, the consultant was able to determine the Company’s position relative to the competitive market. Based on the Company’s position relative to the market, the consultant recommended adjustments that would place executives at the 50th percentile of the market, consistent with the Company’s compensation philosophy. The Compensation Committee then weighs the consultant’s recommendation along with the other two factors.

The second factor considered by the Compensation Committee was the Company’s financial results for 2011, as determined by the Company’s performance compared to a pre-established corporate operating target. The established corporate operating target for 2011 was net earnings of $84.4 million. Based upon the Company’s net earnings of $66.0 million, the Compensation Committee determined that the Company did not attain the 2011 corporate operating target, and as a result, the CEO and officer’s bonuses were reduced accordingly.

The third factor used by the Compensation Committee in determining total compensation was the Committee’s assessment of the executive’s impact on corporate and/or a division’s operating results. This individual assessment is primarily subjective, but the basis for the judgment takes into consideration objective results, such as a division’s operating results. Executives with corporate responsibilities are assessed on how they support and impact total operations as well as the attainment of the corporate operating target. Members of the Compensation Committee interact personally with, and receive reports from, officers on a quarterly basis. Additionally, the CEO provides feedback to the Compensation Committee on the work product of each officer throughout the year.

Benchmarking and Peer Group Comparison

As discussed above, during 2011, the consultant analyzed the 2010 peer group, as well as additional potential peer candidates and provided a recommended peer group for the Committee’s review. The Compensation Committee approved the final peer group to be utilized in the 2011 compensation analysis.

The compensation analysis was based upon an evaluation of 15 energy services or manufacturing companies with revenues ranging from approximately $459 million to $1.93 billion, assets ranging from $306 million to $3.56 billion, and market capitalization ranging from $213 million to $2.75 billion. The consultant utilized the guidelines outlined by Institutional Shareholder Services (0.45x - 2.1x) in deciding upon appropriately sized peer comparators. In addition to financial metrics, the consultant and the Compensation Committee also took into account other factors in the determination of appropriate peer comparators, including complexity of operations, company footprint, and compensation practices of each potential peer.

The consultant compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. The consultant also provided published survey compensation data from multiple sources, including the following surveys: Economic Research Institute, Mercer, Inc. and Towers Watson. For each survey, the consultant adjusted the data to appropriately reflect companies of a similar size to Lufkin.

For each element of compensation for which data was available, the consultant averaged the 25th percentiles from the peer group and the published survey data to approximate the 25th percentile for the “market.” A similar process was used to establish the 50th and 75th percentiles. The combination of published survey data and peer compensation data was then used to compare the compensation of our named executive officers to comparably titled persons at companies within our peer group and in the survey data, generally targeting base salaries for our named executive officers at the 50th percentile of the market, and targeting annual cash and long-term incentives so that our named executive officers will have the opportunity to realize total compensation up to the 75th percentile of the market in the event of superior Company and individual performance.

The peer group and the relationship of the Company to the peer group are illustrated as follows:

Company Name	Ticker	Revenue(1)	Assets(1)	Market Value(2)	Enterprise Value(3)	Revenue Growth(1)		ROE(1)	ROA(1)	EPS(1)		TSR(1)
						1 Year	3 Year					1 Year	3 Year
Basic Energy Services, Inc.	BAS	$953.1	$1,329.1	$562.6	$1,242.0	66.9%	1.8%	-6.6%	-1.5%	-$	0.34	309%	0%
CARBO Ceramics Inc.	CRR	$538.6	$662.6	$2,750.0	$3,375.7	29.2%	40.5%	26.5%	23.2%		$4.38	126%	179%
Complete Production Services, Inc.	CPX	$1,938.6	$1,965.7	$1,570.0	$2,282.4	68.4%	20.3%	28.6%	13.4%		$2.15	133%	-8%
Dril-Quip, Inc.	DRQ	$556.4	$1,033.1	$2,240.0	$2,202.3	-1.4%	3.4%	14.3%	12.2%		N/A	54%	8%
Global Industries, Inc.	GLBL	$542.5	$1,305.9	$909.1	$1,008.9	-6.3%	-49.2%	-17.6%	-9.7%	-$	1.20	22%	-69%
Helix Energy Solutions Group Inc.	HLX	$1,328.9	$3,560.6	$1,400.0	$2,435.4	48.2%	-30.0%	6.9%	2.6%		$0.41	54%	-60%
ION Geophysical Corporation	IO	$459.3	$639.4	$740.0	$912.6	18.5%	-34.7%	12.3%	7.8%		$0.27	172%	-46%
Key Energy Services, Inc.	KEG	$1,470.3	$2,084.1	$1,300.0	$2,123.2	51.2%	-18.4%	0.9%	0.4%		$0.78	96%	-7%
Matrix Service Company	MTRX	$627.1	$306.4	$213.3	$177.6	13.8%	-14.3%	15.3%	10.0%		$0.72	44%	N/A
New park Resources, Inc.	NR	$807.3	$805.0	$575.8	$753.9	35.5%	N/A	20.1%	11.6%		$0.65	50%	15%
Parker Drilling Company	PKD	$674.3	$1,284.2	$529.7	$1,016.7	0.4%	-9.2%	8.2%	3.9%		N/A	48%	-42%
Robbin & Myers, Inc.	RBN	$808.1	$1,512.8	$1,620.0	$1,764.6	63.8%	5.4%	9.2%	6.7%		$2.95	99%	9%
Superior Energy Services, Inc.	SPN	$1,817.0	$3,361.6	$2,260.0	$3,423.7	26.1%	6.1%	11.1%	4.6%		$1.26	99%	-33%
Tesco Corporation	TESO	$430.0	$488.8	$456.1	$478.2	30.5%	-12.9%	6.9%	5.5%		$0.42	58%	-39%
TETRA Technologies	TTI	$882.8	$1,251.0	$649.9	$710.4	-3.3%	-13.0%	-10.6%	-4.7%			40%	-46%

25th Percentile		$549.4	$733.8	$569.2	$833.2	7%	-17%	4%	2%		$0.4	49%	-45%
Average		$922.3	$1,439.4	$1,185.1	$1,593.8	29%	-7%	8%	6%		$1.0	94%	-10%
50th Percentile		$807.3	$1,284.2	$909.1	$1,242.0	29%	-11%	9%	6%		$0.7	58%	-21%
75th Percentile		$1,141.0	$1,739.2	$1,595.0	$2,242.4	50%	5%	15%	11%		$1.5	113%	6%

Lufkin Industries, Inc.	LUFK	$786.8	$695.0	$1,670.0	$1,815.9	50.0%	30.5%	17.2%	12.9%		$1.9	120.7%	3.3%
Percentile Rank within Peer Group		49%	23%	79%	58%	76%	96%	81%	90%		79%	77%	73%

(1)	As of 12/31/2010
(2)	As of 10/1/2011
(3)	As of 6/30/2011

Going forward, the Compensation Committee will review and re-determine on an annual basis the composition of our peer group so that the peer group will continue to consist of energy services and manufacturing companies (i) with annual revenue, assets and market capitalization similar to the Company and (ii) which potentially compete with the Company for executive talent.

Compensation Committee Schedule. At its November 2011 meeting, the Compensation Committee reviewed the total compensation for named executive officers of the Company and non-employee members of the Board. Stock options granted at this meeting to officers were based upon the Company’s closing stock price of $57.40 on the day of the meeting. Restricted stock was also issued to officers on the day of the November 2011 meeting. Stock options for directors were granted on the day of the 2011 Annual Meeting of Shareholders, which was held on May 4, 2011. According to historical practice, the Compensation Committee’s November meeting is scheduled on the first Tuesday of the month.

Named Executive Officers. For the fiscal year ended December 31, 2011, the Company’s named executive officers were:

•	Mr. John F. Glick, President and CEO;

•	Mr. Christopher L. Boone, Vice President, Treasurer and Chief Financial Officer;

•	Mr. Alejandro Cestero, Vice President, General Counsel and Secretary;

•	Mr. Mark E. Crews, Vice President and General Manager of the Oilfield Division; and

•	Mr. Scott H. Semlinger, Vice President-Manufacturing Technology.

Elements of Compensation

Base Pay. The Compensation Committee believes that base pay is the component that provides the foundation for the total compensation package, and is representative of the minimum compensation an executive can receive in a given year. Our success in recruiting and retaining senior executives in our industry is partly attributed to targeting base pay to the 50th percentile of our competitive market. Although the Compensation Committee examines the market data, the extensive business experience of the individual members provides them with the judgment to evaluate and adjust an individual’s base pay to reflect his or her performance. After reviewing the available market data, financial performance and individual performance, and the recommended considerations of the consultant, the Compensation Committee made the following adjustments to base salaries for 2012.

Named Executive Officer	2012 Base Pay ($)	2011 Base Pay ($)		% Change
John F. Glick	630,000	600,000		5.0
Christopher L. Boone	290,000	255,000		13.7
Alejandro Cestero	260,000	235,000	(1)	10.6
Mark E. Crews	328,000	310,000		5.8
Scott H. Semlinger	246,000	235,000		4.7

(1)	Annualized.

Bonus. The Compensation Committee believes that the bonus component of total compensation should be used to incentivize executives to meet and exceed their financial objectives and to align their interests with those of our shareholders. When our shareholders are rewarded with increases in their dividends and the value of their stock, named executive officers are provided bonuses that reflect the level of success. Recommended target levels for executive officer bonuses have also been provided by the Compensation Committee’s consultant. At the present time the CEO’s target is 75% of base pay and the Vice Presidents’ target is 50% of base pay. The Compensation Committee believes these individuals could attain the target bonus with satisfactory performance, attainment of personal objectives and a major contribution to the Company’s financial results. Below are the bonuses paid for 2011 as compared to each Named Executive Officer’s target bonus for fiscal year 2011.

Named Executive Officer	2011 Performance Bonus Paid ($)	Target Bonus ($)
John F. Glick	394,000	450,000
Christopher L. Boone	115,000	127,500
Alejandro Cestero	67,000	73,375	(1)
Mark E. Crews	156,000	155,000
Scott H. Semlinger	105,000	117,500

(1)	Mr. Cestero’s target bonus was pro-rated based on his start date of May 9, 2011.

Equity Compensation. Equity compensation grants of nonqualified stock options pursuant to the Company’s Incentive Stock Compensation Plan 2000 have historically been the primary form of equity compensation awarded by the Compensation Committee. However, the Committee, based on the equity granting practices of the peer companies and the advice of the consultant, decided to diversify the long-term incentive awards by providing a mix of restricted stock awards and nonqualified stock options. The decision to utilize restricted stock in conjunction with stock options was based on the increasing need to attract and retain key executives in the increasingly competitive energy talent market. Stock options were retained as a vehicle for delivering equity compensation because the Compensation Committee believes that stock options provide strong alignment between executives and the Company’s shareholders, as the executives benefit under this form of equity compensation only after the value of the Company’s stock is increased beyond the options’ exercise price. The Compensation Committee reviews this philosophy annually and believes that competitive compensation through a combination of restricted stock and nonqualified stock options will best serve shareholder and Company interests in the current environment. The Compensation Committee’s process for determining the number of restricted stock awards and stock options for each executive begins with a review of the peer group’s methods of delivery of equity, as well as grant-date value received in the market. Share dilution and annual rate are then examined to ensure the Company maintains appropriate levels as compared to the market. In both comparisons, the Company’s position is well within the peer benchmarks. The Compensation Committee then reviews the shareholder value transfer calculation and equity recommendations of the consultant. The final recommendation reviewed by the Compensation Committee is submitted by the CEO, who weighs each officer’s experience, level of responsibility and subjective value for teamwork and other contributions toward annual results. Equity recommendations for the CEO are developed by the Compensation Committee. Based on these factors, the Compensation Committee approved restricted stock and stock options grants to executives in the amounts reported in this Proxy Statement.

CEO Compensation Analysis. Historically the CEO’s compensation has been reviewed in February of each year based on data gathered and presented with respect to the previous fiscal year. In order to better align the timing of the determination of the compensation of the CEO and our other officers, beginning in 2011, a decision was made that the CEO’s annual review would move forward to November of each year. Each component of the CEO’s compensation, including base salary, short term incentive targets, and long-term incentives, will be reviewed and approved at this time, with an effective date of the beginning of the following year. This is line with the Company’s budget process. As a result of this change in process, Mr. Glick’s 2011 compensation was reviewed in February 2011 and his 2012 compensation was reviewed in November 2011. As a result of this process, stock options and restricted grants were issued in November 2011. The CEO’s compensation will be next reviewed in November 2012 at the same time as the Company’s other named executive officers.

Taking into consideration the three factors described above, and the data provided by Frederick Cooke & Co., the Compensation Committee’s compensation consultant for fiscal year 2010, the Compensation Committee concluded at the February 2011 meeting, that Mr. Glick’s leadership and business judgment were an important factor in the Company’s strategic planning and financial performance. After reviewing and evaluating the peer group compensation data, the Compensation Committee analyzed the Company’s business results and strategic achievement and the contribution they believed Mr. Glick made toward the attainment of those results. As a result, the Compensation Committee determined that Mr. Glick’s base salary should be set at $600,000 for 2011 and a cash bonus target of $450,000 was set. Mr. Glick earned a bonus of $394,000 based on 2011 Company performance. The Compensation Committee believed that the CEO’s total cash compensation for 2011 would place him below the 50th percentile of the Company’s peer group. The companies in the peer group used for comparison were primarily matched for revenue, product mix, markets, and business units. The final element of the CEO’s 2011 compensation package was the award in February 2011 of 75,000 stock options with an exercise price of $65.69, valued at $1,823,250. The option grant price for the CEO was determined by the closing price of the Company’s Common Stock on the day of the Compensation Committee’s February 2011 meeting.

At the November 2011 meeting, the Compensation Committee reviewed information provided by L&A that market compensation levels for CEO’s in Lufkin’s competitive market have been rapidly increasing due to the resurgence of the energy services market. In an effort to maintain competitive alignment with the market, the Compensation Committee, utilizing the consultant’s analysis, determined that Mr. Glick’s base salary would be increased to $630,000 effective January 3, 2012, and a cash bonus target of $472,500 was set for 2012. Additionally, Mr. Glick was awarded 56,800 stock options with an exercise price of $57.40, valued at $1,463,168, and issued 22,900 shares of restricted stock with a value of $1,314,460. The equity award values were determined by the closing price of the Company’s Common Stock on the day of the Compensation Committee’s November 2011 meeting.

The CEO’s total compensation for 2011, including base salary, bonus and stock options, was valued at $5,594,878. The Compensation Committee concluded that this total was appropriate given the Company’s results and Mr. Glick’s contribution in the attainment of those results. Going forward, Mr. Glick’s targeted total compensation will be aligned between the 50th and 75th percentiles of the market. Mr. Glick’s compensation will next be reviewed in November of 2012.

Officer Compensation Analysis. In assessing compensation of the Company’s named executive officers other than the CEO, the Compensation Committee considers the same three factors used in the CEO analysis. However, for these officers, the Compensation Committee also requests a compensation recommendation from the CEO and a supporting performance explanation. The consultant’s market data comparison is closely reviewed and evaluated. Examples of criteria used to measure the officers responsible for business units are revenue, net income and bookings. Officers with corporate responsibilities are measured based on total corporate operating results along with their attainment of individual financial and administrative objectives. The CEO’s recommendation on compensation is discussed by the Compensation Committee in relation to the peer group market data, the Company’s financial results and the Compensation Committee’s own evaluation of each officer’s performance.

At the November 2011 meeting, the Compensation Committee reviewed the market data provided by its consultant and the CEO’s recommendations and made adjustments to base salaries, as described above, and awarded long-term incentive grants of restricted stock and non-qualified stock options, as reflected in the table below. In 2011, the Compensation Committee elected to grant a mix of restricted stock and stock options to the named executive officer in order to retain key talent, reflect the corporate operating target and incentivize the executives to focus on shareholder value.

Named Executive Officer	Options Granted (#)	Exercise Price ($)	Restricted Shares Issued (#)	Date of Grant
John F. Glick	75,000	65.69	—	2/8/2011
John F. Glick	56,800	57.40	22,900	11/1/2011
Christopher L. Boone	14,900	57.40	6,000	11/1/2011
Alejandro Cestero	11,900	57.40	4,800	11/1/2011
Mark E. Crews	21,600	57.40	8,700	11/1/2011
Scott H. Semlinger	10,800	57.40	4,400	11/1/2011

Severance Benefits. Each of the named executive officers is party to a severance agreement with the Company, pursuant to which the named executive officer may be entitled to certain severance benefits in the event of termination following a change in control of the Company. Please see “—Change in Control,” below. Additionally, Messrs. Glick and Semlinger are parties to employment agreements, which also provide for continued salary and benefits in the event of certain termination events. Severance benefits for named executive officers reflect the fact that, in the event that a senior executive leaves the Company, it may be difficult to find comparable employment within a short period of time. The agreements are also designed to separate the Company from the former employee as quickly as practicable.

Where an employee’s termination is without “cause” or the employee terminates employment for “good reason,” the employment agreements provide for a lump-sum cash payment equal to the sum of the base salary that would have been paid to the employee for the remainder of the term of the agreement (at a rate not less than the “base rate”) and a pro-rated bonus based on the employee’s bonus for the immediately preceding year. The Company would also be required to continue health and other benefits for the remainder of the term of the agreement.

Based upon a hypothetical termination date of December 31, 2011, the severance benefits for the named executive officers in the event of a termination without “cause” or for “good reason” (and in the absence of a change in control) would have been as follows:

Name	Base Salary	Bonus	Healthcare and Other Insurance Benefits	Pension Payment	Total
J. F. Glick	$98,630	$815,069	$7,967	$24,122	$945,788
C. L. Boone(1)	—	—	—	—	—
A. Cestero(1)	—	—	—	—	—
M. E. Crews(1)	—	—	—	—	—
S. H. Semlinger	146,795	276,192	13,565	22,037	458,589

(1)	Messrs. Boone, Cestero and Crews are not party to employment agreements with the Company and, as such, would not be entitled to severance benefits in the event of termination in the absence of a change in control. Each of the named executive officers is party to a severance agreement with the Company, which provides for certain severance benefits in the event of termination following a change in control of the Company. See “—Change in Control” below for a description of these agreements.

Retirement Plans. The Company maintains a noncontributory defined benefit pension plan covering substantially all U. S.-based employees, including its named executive officers. The Company’s Retirement Plan for Employees (the “Qualified Plan”) is a defined benefit plan, qualified under Section 401 of the Internal

Revenue Code of 1986, as amended (the “Code”), which provides benefits based on an employee’s years of service and covered compensation. The benefits are based on the average of the highest five consecutive years of covered compensation received during the last 10 years of service. “Covered compensation” consists of salary and bonus. Benefits are estimated on straight-life annuity computations and reflect offsets for primary Social Security benefits. Under the Code, the maximum annual amount of compensation that can be awarded/paid by a tax-qualified plan is $220,000, subject to annual adjustments. In addition, the Code limits the maximum aggregate amount of benefits that may be paid under such a plan. Accordingly, the Company has adopted an unfunded, nonqualified pension plan (“the Pension Restoration Plan”) to provide supplemental retirement benefits to covered executives. The Pension Restoration Plan benefit is based on the same benefit formula for the Qualified Plan except that it does not limit the amount of a participant’s annual compensation or maximum aggregate benefit. The benefits calculated under the Pension Restoration Plan are offset by the participant’s benefit payable under the Qualified Plan. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires. Directors who are not, or who have not been, employees of the Company are not entitled to benefits under the plans. The years of credited service for our named executive officers are: Mr. Glick, 17 years; Mr. Boone, 19 years, Mr. Cestero, 0.6 years, Mr. Crews, 4 years, and Mr. Semlinger, 36 years.

Change in Control. Our named executive officers and other employees helped to build the Company into the successful enterprise it is today and continue to serve the Company with their dedication and leadership. As a result, we believe that it is important to protect them in the event of a change in control of the Company. Further, it is our belief that the interests of shareholders will be best served if the interests of our named executive officers are aligned with theirs, and providing change in control benefits should eliminate, or at least reduce, the reluctance of named executive officers to pursue potential change in control transactions that may be in the best interest of shareholders.

Each of our named executive officers is party to a severance agreement, pursuant to which they are entitled to certain base salary, bonus and benefits guarantees and other protections following a change in control of the Company. In addition, if a named executive officer is terminated without “cause,” or if a named executive officer terminates his employment for “good reason,” in each case following a change in control of the Company, the named executive officer would be entitled to a lump-sum cash payment equal to the sum of (i) his accrued base salary, (ii) a pro-rated bonus (using the higher of the most recent bonus paid to him or the bonus paid to him for the year preceding the change in control) and (iii) a multiple of the sum of his base salary (using the highest annual base salary paid immediately before or since the change in control) and his bonus (using the higher of the most recent bonus paid to him or the bonus paid to him for the year preceding the change in control). The multiple for Mr. Glick is 3x and the multiple for each of Messrs. Boone, Cestero, Crews and Semlinger is 2x. The Company will also pay a lump-sum retirement benefit and provide continued health and other benefits for up to two years. The Company believes that these levels of benefits are consistent with the general practice among its peers.

If any of the named executive officers remains employed on the first day of the first month coinciding with or following the first anniversary of the change in control event, the executive may terminate his employment for any reason within the 30 days following such anniversary, and such termination will be treated as a termination by the Company without cause.

In addition, under the Company’s Incentive Stock Compensation Plan 2000, in the event of a change in control of the Company, all awards under the plan would automatically and fully vest, all restrictions would lapse, and all performance criteria would be deemed to have been met.

Because certain benefits may be subject to the so-called “parachute” tax imposed by Section 280G of the Code, the Company has agreed to reimburse the CEO and the other named executive officers for any taxes imposed as a result of change in control benefits.

Based upon a hypothetical termination date of December 31, 2011, the change in control severance benefits for the named executive officers would have been as follows:

Name	Base Salary	Bonus	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Equity Compensation	Pension Payment	Tax Gross Up	Total
J. F. Glick(1)	$1,898,630	$1,523,069	$153,325	$—	$1,194,498	$713,569	$5,483,091
C. L. Boone	510,000	229,500	40,920	375,310	147,272	205,296	1,508,299
A. Cestero	470,000	—	28,621	—	—	186,233	684,854
M. E. Crews	620,000	290,000	54,825	592,690	413,478	250,459	2,221,452
S. H. Semlinger(1)	616,795	456,192	56,996	1,571,634	213,910	193,767	3,109,294

“-” means there is no value attributable to the item.

(1)	Each of Messrs. Glick and Semlinger would be entitled to severance benefits under both his in payment agreement and severance agreement in the event of a termination without “cause” or for “good reason” following a change in control. The reported amounts represent the sum of such benefits.

For purposes of these benefits, a change in control will be deemed to have occurred, in general, if (a) a shareholder or group of shareholders acquires 25% or more of the Company’s Common Stock, (b) during any period of two consecutive years, individuals who at the beginning of such period served as directors of the Company, or new directors whose election to the Board was approved by at least two-thirds of the directors serving at the beginning of such period or directors whose election was previously so approved, cease to constitute a majority of the Board, (c) the shareholders of the Company approve a merger of the Company, other than (i) a merger in which the shareholders of the Company control more than 65% of the combined voting power of the surviving company or (ii) a merger effected to implement a recapitalization of the Company and in which no person or group acquires more than 25% of the combined voting power of the Company, or (d) the shareholders of the Company approve a liquidation of the Company or a sale of all or a significant portion of the Company’s assets.

Perquisites and Other Benefits. The Compensation Committee annually reviews the perquisites that named executive officers receive. Additionally, the Compensation Committee is informed by our compensation consultants on perquisites provided by other peer companies. As a result of this review, the Compensation Committee has reported the value of perquisites which exceed the report threshold.

While the Company permits the President and CEO to use the Company’s jet for personal use, during 2011, Mr. Glick did not use the Company’s jet for personal use.

COMPENSATION COMMITTEE REPORT

No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE LUFKIN INDUSTRIES, INC. BOARD OF DIRECTORS:

J. H. Lollar, Chairman

J. F. Anderson

J. D. Hofmeister

Compensation of Named Executive Officers

The following table sets forth information regarding total compensation for the named executive officers:

SUMMARY COMPENSATION TABLE

Fiscal Year-End December 31, 2011

Name And Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total($)

John F. Glick	2011	590,769	394,000	1,314,460	3,286,418	(3)	—	1,407,638	5,546		6,998,828
President and	2010	520,000	700,000	—	980,250		—	397,888	6,576		2,604,714
Chief Executive Officer	2009	520,000	—	—	460,600		—	550,845	12,005		1,543,450

Christopher L. Boone	2011	255,000	115,000	344,400	383,824		—	244,231	4,696		1,347,151
Vice President and	2010	238,077	229,500	—	452,750		—	74,488	4,494		999,309
Chief Financial Officer	2009	218,077	—	—	254,210		—	75,286	4,774		552,347

Alejandro Cestero(4)	2011	141,923	67,000	275,520	1,070,794		—	7,012	126,579	(4)	1,688,828
Vice President, General Counsel and Secretary

Mark E. Crews	2011	310,000	156,000	499,380	556,416		—	163,518	5,021		1,690,335
Vice President, General	2010	293,077	279,000	—	543,300		—	47,908	4,804		1,168,089
Manager of Oilfield Division	2009	290,000	—	—	323,540		—	60,174	5,824		679,538

Scott Semlinger	2011	235,000	105,000	252,560	278,208		—	543,548	6,521		1,420,837
Vice President of	2010	226,539	170,000	—	398,420		—	209,489	6,259		1,010,707
Manufacturing Technology	2009	225,000	—	—	254,210		—	287,818	6,615		773,643

(1)	Annual bonus amounts are earned and accrued during the years indicated, and paid in the first quarter of the following year.

(2)	Amounts were granted during the fiscal year. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s Common Stock on the date of grant.

(3)	Option Awards reported for Mr. Glick include 75,000 stock options granted on February 8, 2011 and 56,800 stock options granted on November 1, 2011. As discussed in “CEO Compensation Analysis” above, in 2011 the Compensation Committee determined that, in order to realign the CEO’s compensation with that of the other named executive officers, decisions regarding CEO compensation would be made in November, as opposed to February, of each year. As a result of this change in process, Mr. Glick’s 2011 compensation was reviewed in February 2011 and his 2012 compensation was reviewed in November 2011. The additional options granted in November 2011 are reflected in Mr. Glick’s 2011 total compensation.

(4)	Mr. Cestero was elected as an officer effective May 9, 2011.

(5)	All Other Compensation disclosed for Mr. Cestero includes:

Country Club Dues	$2,576
Relocation Expenses Reimbursed	$105,568
Relocation Gross Up	$18,435

Total	$126,579

The following table sets forth certain information concerning options granted to the named executive officers:

GRANTS OF PLAN-BASED AWARDS

Fiscal Year-End December 31, 2011

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock & Option Awards(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Glick	2/8/2011	(5)	—	—	—	—	—	—	—	75,000	$65.69	$1,823,250
	11/1/2011	(6)	—	—	—	—	—	—	56,800	—	$57.40	$1,463,168
	11/1/2011	(7)	—	—	—	—	—	—	—	22,900	$57.40	$1,314,460

Christopher L. Boone	11/1/2011	(6)	—	—	—	—	—	—	6,000	—	$57.40	$344,400
	11/1/2011	(7)	—	—	—	—	—	—	—	14,900	$57.40	$383,824

Alejandro Cestero	5/9/2011	(8)	—	—	—	—	—	—	—	25,000	$84.74	$764,250
	11/1/2011	(6)	—	—	—	—	—	—	4,800	—	$57.40	$275,520
	11/1/2011	(7)	—	—	—	—	—	—	—	11,900	$57.40	$306,544

Mark E. Crews	11/1/2011	(6)	—	—	—	—	—	—	8,700	—	$57.40	$499,380
	11/1/2011	(7)	—	—	—	—	—	—	—	21,600	$57.40	$556,416

Scott H. Semlinger	11/1/2011	(6)	—	—	—	—	—	—	4,400	—	$57.40	$252,560
	11/1/2011	(7)	—	—	—	—	—	—	—	10,800	$57.40	$278,208

(1)	Reflects the number of shares of restricted stock granted under the terms of the Incentive Stock Compensation Plan 2000. Such shares of restricted stock are generally non-transferable, vest ratably over three years, and no dividends are paid on such shares of restricted stock until vested.

(2)	Reflects the number of shares of Common Stock subject to options granted under the terms of the Incentive Stock Compensation Plan 2000. The options granted under the terms of the Incentive Stock Compensation Plan 2000 are generally nontransferable. The options were granted for a term of 10 years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code.

(3)	The exercise price is the closing price of the Company’s Common Stock on the date of grant. The exercise price and any tax withholding obligations may be paid by cash and/or delivery of already-owned shares or offset of the underlying shares of the Company’s Common Stock, subject to certain conditions.

(4)	The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s Common Stock on the date of grant.

(5)	The options are exercisable ratably over four years beginning on February 8, 2012.

(6)	The shares of restricted stock vest ratably over three years beginning on November 1, 2012.

(7)	The options are exercisable ratably over three years beginning on November 1, 2012.

(8)	The options are exercisable ratably over four years beginning on May 9, 2012.

The “—Equity Compensation,” “—CEO Compensation Analysis” and “—Officer Compensation Analysis” sections of the Compensation Discussion and Analysis included in the Proxy Statement provide information regarding the granting of stock option and restricted stock awards to the Company’s named executive officers.

The following table sets forth certain information with respect to the named executive officers concerning options and unvested restricted stock outstanding as of December 31, 2011.

OUTSTANDING EQUITY AWARDS

Fiscal Year-End December 31, 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John F. Glick	—	18,750	—	$27.695	02/11/2018	(2)	—		—	—	—
	—	35,000	—	$18.060	02/09/2019	(2)	—		—	—	—
	—	56,250	—	$32.230	02/08/2020	(2)	—		—	—	—
	—	75,000	—	$65.690	02/07/2021	(2)	—		—	—	—
	—	56,800	—	$57.400	10/31/2021	(3)	—		—	—	—
	—	—	—	—	—		22,900	(4)	1,541,399	—	—
Christopher L. Boone	1,500	4,000	—	$27.635	11/03/2018	(2)	—		—	—	—
	5,500	11,000	—	$28.915	11/02/2019	(2)	—		—	—	—
	6,250	18,750	—	$50.570	11/01/2020	(2)	—		—	—	—
	—	14,900	—	$57.400	10/31/2021	(3)
	—	—	—	—	—		6,000	(4)	403,860	—	—
Alejandro Cestero	—	25,000	—	$84.740	05/08/2021	(2)	—		—	—	—
	—	11,900	—	$57.400	10/31/2021	(3)	—		—	—	—
	—	—	—	—	—		4,800	(4)	323,088	—	—
Mark E. Crews	—	7,500	—	$27.870	01/20/2018	(2)	—		—	—	—
	5,000	5,000	—	$27.635	11/03/2018	(2)	—		—	—	—
	7,000	14,000	—	$28.915	11/02/2019	(2)	—		—	—	—
	7,500	22,500	—	$50.570	11/01/2020	(2)	—		—	—	—
	—	21,600	—	$57.400	10/31/2021	(3)
	—	—	—	—	—		8,700	(4)	585,597	—	—
Scott H. Semlinger	3,750	—	—	$30.170	10/30/2016	(2)	—		—	—	—
	11,600	—	—	$29.220	11/05/2017	(2)	—		—	—	—
	12,000	4,000	—	$27.635	11/03/2018	(2)	—		—	—	—
	11,000	11,000	—	$28.915	11/02/2019	(2)	—		—	—	—
	5,500	16,500	—	$50.570	11/01/2020	(2)	—		—	—	—
	—	10,800	—	$57.400	10/31/2021	(3)	—		—	—	—
	—	—	—	—	—		4,400	(4)	296,164	—	—

(1)	Based on the closing price of the Company’s Common Stock of $67.31 per share on December 31, 2011.

(2)	Options granted on 10/31/2006, 11/6/2007, 1/21/2008, 2/12/2008, 11/4/2008, 2/10/2009, 11/3/2009, 2/9/2010, 11/2/2010, 2/8/2011 and 5/9/2011 vest ratably over four years and expire on the date shown under the “Option Expiration Date” column above, which is the day before the tenth anniversary of the grant date.

(3)	Options granted on 11/1/2011 vest ratably over three years and expire on the date shown under the “Option Expiration Date” column above, which is the day before the tenth anniversary of the grant date.

(4)	Restricted shares granted on 11/1/2011 vest ratably over three years.

The following table sets forth certain information with respect to stock options exercised by the named executive officers during 2011.

OPTION EXERCISES AND STOCK VESTED

Fiscal Year-End December 31, 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Glick	55,000	2,820,403	—	—
Christopher L. Boone	4,000	179,247	—	—
Alejandro Cestero	—	—	—	—
Mark E. Crews	19,500	903,153	—	—
Scott H. Seminger	—	—	—	—

The following table sets forth certain information with respect to pension benefits payable the named executive officers as of December 31, 2011.

PENSION BENEFITS

Fiscal Year-End December 31, 2011

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John F. Glick	Qualified Plan	17.333	752,668	—
	Pension Restoration Plan	17.333	2,032,474	—
Christopher L. Boone	Qualified Plan	18.917	348,333	—
	Pension Restoration Plan	18.917	140,606	—
Alejandro Cestero	Qualified Plan	0.583	7,012	—
	Pension Restoration Plan	0.583	—	—
Mark E. Crews	Qualified Plan	3.917	142,892	—
	Pension Restoration Plan	3.917	117,596	—
Scott Semlinger	Qualified Plan	36.000	1,268,502	—
	Pension Restoration Plan	36.000	600,226	—

The “Retirement Plans” section of the Compensation Discussion and Analysis included in this Proxy Statement provides additional information regarding the Company’s pension benefit plans.

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the named executive officers as of December 31, 2011.

NONQUALIFIED DEFERRED COMPENSATION

Fiscal Year-End December 31, 2011

Name		Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE
John F. Glick	401 (k) Restoration Plan	220,604	567	(20,757)	—	1,259,993
Christopher L. Boone	401 (k) Restoration Plan	—	—	—	—	—
Alejandro Cestero	401 (k) Restoration Plan	—	—	—	—	—
Mark E. Crews	401 (k) Restoration Plan	31,061	—	1,881	—	103,415
Scott H. Semlinger	401 (k) Restoration Plan	4,057	—	26,809	—	187,013

(1)	Amounts are included in the Summary Compensation Table under the “Salary” column.

(2)	Amounts are included in the Summary Compensation Table under the “All Other Compensation” column.

Lufkin Industries, Inc.’s 401(k) Restoration Plan

The Company has adopted an unfunded, nonqualified deferred compensation plan to provide supplemental retirement savings benefits to covered executives. This Plan is based on the same investment options, Company contribution limits and participant contribution limits as the Company’s qualified 401(k) plan, except that it does not limit the amount of a participant’s annual compensation or maximum aggregate benefit. The benefits calculated under the 401(k) Restoration Plan are offset by the participant’s calculated benefit under the qualified 401(k) plan.

For information regarding potential payments to the named executive officers upon termination of a change in control, please see the “Severance Benefits” and “Change in Control” sections of the Compensation Discussion and Analysis included in this Proxy Statement.

The following table provides information with respect to the Company’s compensation for non-employee directors in 2011.

DIRECTOR COMPENSATION

Fiscal Year-End December 31, 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John F. Anderson(3)	61,500	—	125,862	—	—	—	187,362
Suzanne V. Baer(4)	74,500	—	125,862	—	—	—	200,362
John D. Hofmeister(5)	58,500	—	125,862	—	—	—	184,362
James T. Jongebloed(6)	52,500	—	125,862	—	—	—	178,362
John H. Lollar(7)	72,000	—	125,862	—	—	—	197,862
Douglas V. Smith(8)	61,500	—	125,862	—	—	—	187,362
Richard R. Stewart(9)	62,500	—	125,862	—	—	—	188,362
Howard J. Trout, Jr.(10)	61,000	—	125,862	—	—	—	186,862
Thomas E. Wiener(11)	57,000	—	125,862	—	—	—	182,862

(1)	Non-employee directors received an annual retainer of $36,000, Board meeting fees of $1,500 per meeting and committee meeting fees of $1,500 per meeting ($2,000 for each Audit Committee meeting). Additionally, the Chairman of the Audit Committee received a $12,000 retainer; the Compensation Committee Chairman received a $8,000 retainer; and the Pension Committee and Nominating/Governance Committee Chairmen each received a $4,000 retainer.

(2)	Amounts were granted during the fiscal year. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s Common Stock on the date of grant.

(3)	Mr. Anderson had an aggregate of 24,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (ii) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (iii) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (iv) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; (v) 4,000 at an exercise price of $39.86, to expire on May 4, 2020; and (vi) 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

(4)	Ms. Baer had an aggregate of 44,000 stock options outstanding. These stock options consist of: (i) 20,000 at an exercise price of $24.02, to expire on August 2, 2015; (ii) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (iii) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (iv) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (v) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; (vi) 4,000 at an exercise price of $39.86, to expire on May 4, 2020; and (vii) 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

(5)	Mr. Hofmeister had an aggregate of 28,000 stock options outstanding. These stock options consist of: (i) 20,000 at an exercise price of $37.215, to expire on January 3, 2020; (ii) 4,000 at an exercise price of $39.86, to expire on May 4, 2020 and (iii) 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

(6)	Mr. Jongebloed had an aggregate of 28,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $15.325, to expire on May 4, 2015; (ii) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (iii) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (iv) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (v) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; (vi) 4,000 at an exercise price of $39.86, to expire on May 4, 2020; and (vii) 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

(7)	Mr. Lollar had an aggregate of 12,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (ii) 4,000 at an exercise price of $39.86, to expire on May 4, 2020; and (iii) 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

(8)	Mr. Smith had an aggregate of 83,000 stock options outstanding. These stock options consist of: (i) 75,000 at an exercise price of $27.695, to expire on February 11, 2018; (ii) 4,000 at an exercise price of $39.86, to expire on May 4, 2020; and (iii) 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

(9)	Mr. Stewart had an aggregate of 8,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $39.86, to expire on May 4, 2020; and (ii) 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

(10)	Mr. Trout had an aggregate of 24,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (ii) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (iii) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (iv) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; (v) 4,000 at an exercise price of $39.86, to expire on May 4, 2020; and 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

(11)	Mr. Wiener had an aggregate of 38,000 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $7.225, to expire on April 30, 2012; (ii) 4,000 at an exercise price of $5.48, to expire on May 6, 2013; (iii) 4,000 at an exercise price of $8.0125, to expire on May 4, 2014; (iv) 4,000 at an exercise price of $15.325, to expire on May 4, 2015; (v) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (vi) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (vii) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (viii) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; and 4,000 at an exercise price of $83.11, to expire on May 3, 2021.

Equity Compensation Plans

The Company has an equity compensation plan, the Incentive Stock Compensation Plan 2000, pursuant to which options to purchase shares of the Company’s Common Stock and shares of restricted stock are outstanding. The purpose of the Incentive Stock Compensation Plan 2000 is to advance the best interests of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company. All grants under the plan are made by the Compensation Committee. The term of the Company’s 1996 Nonemployee Director’s Stock Option Plan (“1996 Plan”) expired in 2006, and no future grants of awards under the 1996 Plan will be allowed. However, awards issued prior to the expiration of the 1996 Plan but that have not expired will still be honored by the Company.

Related Person Transactions

During 2011, there were no transactions (and, currently, there are no proposed transactions) with management and others, no business relationships regarding directors or nominees for director and no indebtedness of management to which the Company was a party or was otherwise engaged. The Company’s Code of Conduct, posted under the “Governance” section of the Company’s website at www.lufkin.com, prohibits employees from having any associations, financial interests or business relationships that would constitute a conflict of interest. The Board are not allowed to engage in any related person transactions without the prior consent of the Company, but currently, the Company does not have a written procedure for approving related person transactions. If potential related party transactions were to arise, the Board would review them on a case-by-case basis.

Compensation Committee Interlocks and Insider Participation

Messrs. Anderson, Hofmeister and Lollar served as the members of the Company’s Compensation Committee during 2011. During 2011, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board.

During 2011, no member of the Compensation Committee (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any business relationship or conducted any transactions with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects the beneficial ownership of the Company’s Common Stock as of March 13, 2012, with respect to (i) the directors and nominees for director; (ii) the named executive officers and (iii) the Company’s directors and named executive officers as a group.

Name of Beneficial Owner	Direct Ownership(1)	Exercisable Options(2)	Number of Shares Owned Beneficially	Percent of Class
John F. Anderson	27,966	24,000	51,966	*
Suzanne V. Baer	2,000	44,000	46,000	*
Christopher L. Boone	6,000	13,250	19,250	*
Alejandro Cestero	4,820	0	4,820	*
Mark E. Crews	8,700	27,000	35,700	*
John F. Glick	40,500	73,750	114,250	*
John D. Hofmeister	2,000	28,000	30,000	*
James T. Jongebloed	4,000	28,000	32,000	*
John H. Lollar	8,000	12,000	20,000	*
Scott H. Semlinger	5,820	43,850	49,670	*
Douglas V. Smith	20,000	83,000	103,000	*
Richard R. Stewart	0	8,000	8,000	*
H. J. Trout, Jr.	669,608	24,000	693,608	2.1%
Thomas E. Wiener(3)	57,470	36,000	93,470	*
Directors and named executive officers as a group (14 persons)	856,884	444,850	1,301,734	3.9%

*	Indicates ownership of less than one percent of the outstanding shares of Common Stock of the Company.

(1)	Except as disclosed herein, each director, nominee for director and executive officer listed above possesses sole voting and investment powers as to all the shares listed as being beneficially owned by such person.

(2)	Reflects shares covered by stock options that are currently exercisable or will be exercisable within 60 days of March 13, 2012.

(3)	Includes 12,100 shares held by the spouse of Mr. Wiener, over which Mr. Wiener shares investment and voting control.

Five Percent Beneficial Owners

The following table lists each person the Company knows to be an owner of more than 5% of the Company’s Common Stock as of March 13, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Eagle Asset Management, Inc.(1)	2,436,443	8.1%
880 Carillon Parkway
St. Petersburg, FL 33716
BlackRock Inc.(2)	2,516,103	8.26%
40 East 52nd Street
New York, NY 10022
Neuberger Berman Group, LLC(3)	2,157,614	7.082%
605 Third Avenue
New York, NY 10158
The TCW Group, Inc., on behalf of the TCW Business Unit(4)	1,878,724	6.2%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309
EARNEST Partners, LLC(5)	1,596,976	5.2%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309
The Vanguard Group, Inc.(6)	1,666,278	5.46%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	This information was obtained from a Schedule 13G filed on January 27, 2011 by Eagle Asset Management, Inc., which is an investment advisor registered under the Investment Advisors Act of 1940. Eagle Asset Management, Inc. reported sole voting power as to 2,436,443 shares, shared voting power as to zero shares, sole dispositive power as to 2,436,443 shares and shared dispositive power as to zero shares.

(2)	This information was obtained from a Schedule 13G filed on February 10, 2012 by BlackRock Inc., which is an investment advisor registered under the Investment Advisors Act of 1940. BlackRock Inc. reported sole voting power as to 2,516,103 shares, shared voting power as to zero shares, sole dispositive power as to 2,516,103 shares and shared dispositive power as to zero shares.

(3)	This information was obtained from a Schedule 13G filed on February 15, 2012 by Neuberger Berman Group, LLC, which is an investment advisor registered under the Investment Advisors Act of 1940. Neuberger Berman Group, LLC reported sole voting power as to zero shares, shared voting power as to 1,932,812 shares, sole dispositive power as to zero shares and shared dispositive power as to 2,157,614 shares.

(4)	This information was obtained from a Schedule 13G filed on February 9, 2012 by The TCW Group, Inc., on behalf of the TCW Business Unit. Members of the TCW Business Unit are investment advisors registered under the Investment Advisors Act of 1940. The TCW Group, Inc., on behalf of the TCW Business Unit reported sole voting power as to zero shares, shared voting power as to 1,374,263 shares, sole dispositive power as to zero shares and shared dispositive power as to 1,878,724 shares.

(5)	This information was obtained from a Schedule 13G filed on February 13, 2012 by EARNEST Partners, LLC, which is an investment advisor registered under the Investment Advisors Act of 1940. EARNEST Partners, LLC reported sole voting power as to 598,026 shares, shared voting power as to 275,070 shares, sole dispositive power as to 1,596,976 shares and shared dispositive power as to zero shares.

(6)	This information was obtained from a Schedule 13G filed on February 9, 2012 by The Vanguard Group, Inc., which is an investment advisor registered under the Investment Advisors Act of 1940. The Vanguard Group, Inc. reported sole voting power as to 41,995 shares, shared voting power as to zero shares, sole dispositive power as to 1,624,283 shares and shared dispositive power as to 41,995 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater-than-10% shareowners are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto reported by the Company during the fiscal year ended December 31, 2011 and upon a review of Forms 5 and amendments thereto reported by the Company with respect to fiscal 2011, or upon written representations received by the Company from certain reporting persons that no Forms 5 were required for those persons, the Company believes that no director, executive officer or greater-than-10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal 2011, except (i) Mr. Alejandro Cestero, an executive officer, did not timely file a Form 4 relating to one transaction involving the purchase of shares and (ii) Mr. T. E. Wiener, a director, did not timely file a Form 4 relating to one transaction involving a gift of shares. Mr. Cestero and Mr. Wiener subsequently filed the required reports with the Securities and Exchange Commission.

Equity Compensation Plan Information

The following table sets forth securities of the Company authorized for issuance under equity compensation plans at December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,504,311	$42.26	707,313
Equity compensation plans not approved by security holders	—	—	—

Total	1,504,311	$42.26	707,313

A total of 600,000 shares were authorized for issuance pursuant to the 1996 Nonemployee Director Stock Option Plan and a total of 5,600,000 shares were authorized for issuance pursuant to the Incentive Stock Compensation Plan 2000. Awards may be granted pursuant to the Incentive Stock Compensation Plan 2000 include options, restricted stock, performance awards, phantom shares, bonus shares and other stock-based awards.

PROPOSALS OF SHAREHOLDERS

A proposal of a shareholder intended to be presented at the 2013 Annual Meeting of Shareholders must be received at the Company’s principal executive offices no later than December 3, 2012, if the shareholder making the proposal desires such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting. The Company has also adopted Bylaw provisions that require that nominations of persons for election to the Board and the proposal of business by shareholders at an Annual Meeting of Shareholders must fulfill certain requirements, which include the requirement that notice of such nominations or proposals be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the prior year’s annual meeting. In order to be timely for the 2013 Annual Meeting of Shareholders, such notice must be delivered between February 1, 2013 and March 1, 2013. If such timely notice of a shareholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the annual meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission rules regarding the delivery of proxy statements permit the delivery of a single copy this Proxy Statement to any address at which two or more shareholders reside. This method of delivery, often referred to as “householding,” reduces the amount of duplicative information that shareholders receive and lowers printing and mailing costs for the Company. Each shareholder continues to receive a separate proxy card.

Only one copy of this Proxy Statement has been delivered to eligible shareholders who share an address, unless the Company has received contrary instructions from any such shareholder prior to the mailing date. If a shareholder prefers to receive separate copies of this or future proxy statement(s), the Company will promptly deliver, upon written or oral request, a separate copy of such proxy statement, as requested, to that shareholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, LLC, either by sending a request in writing to 250 Royall Street, Canton, MA 02021, or by calling (888) 294-8217.

ADDITIONAL FINANCIAL INFORMATION

Shareholders may obtain additional financial information for the year ended December 31, 2011, from the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We make available, free of charge, through our website, www.lufkin.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. In addition, a copy of the Annual Report on Form 10-K may be obtained without charge by written request to the Company addressed to Secretary, Lufkin Industries, Inc., 601 South Raguet, Lufkin, Texas 75904-3951.

OTHER MATTERS

The Board has at this time no knowledge of any matters to be brought before the Annual Meeting other than those referred to above. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

ALEJANDRO CESTERO
Secretary

March 28, 2012

ANNEX A

FIFTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LUFKIN INDUSTRIES, INC.

ARTICLE I

The name of the corporation is Lufkin Industries, Inc. (the “Corporation”).

ARTICLE II

The period of the Corporation’s duration shall be perpetual or unlimited.

ARTICLE III

The purposes for which the Corporation is organized are as follows: To engaged in the business of operating a foundry, machine shop and manufacturing plant, to engage in the production, purchase, manufacture, repair, processing, transportation and sale of equipment, commodities, materials, goods, wares and merchandise, to acquire, produce, develop, mine, store, manufacture, transport, refine, process and market natural resources and their products and to conduct fundamental and applied research, to erect, own, operate and dispose of such buildings, structures, plants, works and facilities and to do such things as may be necessary and convenient in carrying out any and all of the foregoing purposes.

ARTICLE IV

The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Twenty Two Million (122,000,000) shares, divided into Two Million (2,000,000) shares of Preferred Stock without par value (the “Preferred Stock”), and One Hundred Twenty Million (120,000,000) shares of Common Stock, $1.00 par value (the “Common Stock”).

The following is a statement of the voting powers, designations, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation:

A. Preferred Stock

(a) The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the “Directors’ Resolution”). The Directors’ Resolution as to any series shall (i) designate the series, (ii) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (iii) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, provided that each share shall not have more than one vote per share, (iv) state the price or prices or rate or rates, and adjustments, if any, at which, the time or times, and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation; and such Directors’ Resolution may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, provided that each share shall not have more than one vote per share, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, so far as not inconsistent with this Article IV and to the full extent now or hereafter permitted by the laws of the State of Texas.

(b) Except as expressly provided by law, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of shareholders of the Corporation.

(c) Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors’ Resolution providing for the issue of any particular series of Preferred Stock, be reissued in same manner as authorized but unissued Preferred Stock.

B. Common Stock

(a) The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolution o r Resolutions.

(b) Subject to all rights of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation out of any funds of the Corporation legally available for the payment thereof.

(c) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed to the holders of the Common Stock according to their respective shares.

(d) Except as otherwise provided by law and subject to any voting rights conferred on the Preferred Stock, or any series thereof, by any Directors’ Resolution, the holders of shares of Common Stock shall possess the exclusive voting rights for the election of directors and for all other purposes, with each holder of Common Stock on the date fixed for determining the shareholders entitled to vote being entitled to one vote for each share of Common Stock held of record by such holder.

ARTICLE V

The Board of Directors is authorized to alter, amend or repeal the Bylaws or adopt new Bylaws of the Corporation. The shareholders shall not repeal or change the Bylaws of the Corporation except by the vote of the holders of not less than 80 percent of the total voting power of all shares of stock of the Corporation entitled to vote in the election of Directors, considered for purposes of this Article V as one class.

ARTICLE VI

Cumulative voting of shares of stock for the election of directors is hereby prohibited.

ARTICLE VII

The principal place of business and office of the Corporation is located at 601 South Raguet, within the City of Lufkin, County of Angelina, State of Texas. The post office address of the registered office of the Corporation is 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201, and the registered agent of the Corporation at the same address is CT Corporation System.

ARTICLE VIII

The number of directors constituting the Board of Directors shall be fixed as specified in the Bylaws of the Corporation, but shall not be less than nine or more than fifteen. The directors shall be divided into three classes, designated Class I, Class II and Class III. The initial term for directors in Class I shall expire at the annual meeting of shareholders to be held in 1986 ; the initial term for directors in Class II shall expire at the annual meeting of shareholders to be held in 1987 ; and the initial term for directors in Class III shall expire at the annual meeting of shareholders to be held in 1988. Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

At the expiration of the initial term of each class of directors, and of each succeeding term of each class, each class of directors shall be elected to serve until the annual meeting of shareholders held three years from such expiration and until their successors are elected and qualified or until their earlier death, resignation, removal or retirement. Vacancies in the Board of Directors, whether arising through death, resignation or removal of a director, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors but only for a term of office continuing until the election of one or more directors by the shareholders; provided that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. The Bylaws may contain any provision regarding classification of the corporation’s directors not inconsistent with the terms thereof.

A director of the Corporation may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at an election of directors subject to further restrictions on removal, not inconsistent with this Article, as may be contained in the Bylaws.

ARTICLE IX

No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive additional shares of any class of capital stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures, warrants or other securities convertible into or entitling the holder to purchase shares of capital stock, but such additional shares of capital stock or other securities convertible into or entitling the holder to purchase shares of capital stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it may deem advisable.

ARTICLE X

In the absence of fraud, no contract or other transaction between the Corporation and any other corporation, association, partnership, firm, or individual shall be invalidated or otherwise affected because of the fact that any one or more members of the Board of Directors of the Corporation is pecuniarily or otherwise interested in such contract or transaction, or is a director, officer or member of such other corporation, association, partnership, or firm; provided that such interest shall, before such vote is taken, be disclosed or known to the other members of the Board of Directors of the Corporation, or a committee of the Board of Directors, voting on such contract or transaction and such contract or other transaction is approved by a majority of the disinterested directors or committee members.

ARTICLE XI

The affirmative vote of the holders of not less than 80 percent of the outstanding shares of “Voting Stock” (as hereinafter defined) of the Corporation, including the affirmative vote of the holders of not less than 50 percent of the outstanding shares of Voting Stock not owned, directly or indirectly, by any “Related Person” (as hereinafter defined), shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined); provided, however, that the 80 percent and 50 percent voting requirements shall not be applicable if:

(1) The Board of Directors of the Corporation by a vote of not less than 80 percent of the directors then holding office (a) have expressly approved in advance the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person to become a Related Person or (b) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

(2) The Business Combination is solely between the Corporation and another corporation, 100 percent of the Voting Stock of which is owned directly or indirectly by the Corporation; or

(3) All of the following conditions have been met: (a) the Business Combination is a merger or consolidation consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such Related Person became a Related Person and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation (as determined by a majority of directors then holding office) in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and reclassifications and for stock splits, reverse stock splits and stock dividends) paid by the Related Person in acquiring any of its holdings of the Corporation’s Common Stock; (b) the consideration to be received by such holders is either cash or, if the Related Person shall have acquired the majority of its holdings of the Corporation’s Common Stock for a form of consideration other than cash, in the same form of consideration as the Related Person acquired such majority; (c) after such Related Person has become a Related Person and prior to consummation of such Business Combination: (i) except as approved by a majority of the “Continuing Directors” (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding shares of Preferred Stock of the Corporation, (ii) there shall have been no reduction in the annual rate of dividends paid per share on the Corporation’s Common Stock (adjusted as appropriate for recapitalizations and for stock splits, reverse stock splits and stock dividends), except as approved by a majority of the Continuing Directors, (iii) such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person, and (iv) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and (d) a proxy statement responsive to the requirements of the Exchange Act (as hereinafter defined) and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 40 days prior to the consummation of the Business Combination for the purpose of soliciting stockholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion).

For purposes of this Article:

(i) The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary with or into a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to or with a Related Person, other than a distribution by the corporation or a subsidiary to the Related Person of assets, evidences of indebtedness, securities or other property of the corporation or a subsidiary in connection with a pro rata distribution by the corporation or a subsidiary to its shareholders, (c) any sale, lease, exchange, transfer or other disposition of assets (other than shares of Voting Stock issued by the corporation or any subsidiary of the corporation of which the Related Person is the “Beneficial Owner” (as hereinafter defined) the fair market value of which does not exceed the then fair market value of 10% of the outstanding Voting Stock, such fair market value of Voting Stock to be determined in such manner as a majority of the Continuing Directors determines to be appropriate) having a fair market value of $5,000,000 or more of a Related Person to the corporation or a subsidiary of the corporation, (d) the issuance or transfer by the corporation or a subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities of the corporation or a subsidiary of the corporation to a Related Person, (e) any reclassification of securities (including any reverse stock split) or recapitalization by the Corporation, the effect of which would be to increase the voting power of the Related Person, (f) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person, (g) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing, and (h) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

(ii) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is not affiliated with a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then members of the Board of the Corporation.

(iii) The term “Related Person” shall mean and include any individual, corporation, partnership or other “person” or “group” of persons or entities (as such terms are used on January 1, 1983 in Rule 13d of the Securities Exchange Act of 1934 (the “Exchange Act”)), and the “Affiliates” and “Associates” (as defined on January 1, 1983 in Rule 12b-2 of the Exchange Act), of any such individual, corporation, partnership or other person or group of persons, which individually or together “Beneficially Owns” (as defined on January 1, 1983 in Rule 13d and Rule 14d-l(b)(4) of the Exchange Act) in the aggregate 10 percent or more of the outstanding, Voting Stock of the Corporation.

(iv) The term “Substantial Part” shall mean more than 5 percent of the book value of the total assets of the entity in question as of the end of the fiscal year ending prior to the time the determination is being made or, in the case of voting stock of a subsidiary of the Corporation, 10 percent or more of the outstanding shares of such subsidiary’s voting stock.

(v) Any shares of Voting Stock of the Corporation that any person or group has the right to acquire pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise, shall be deemed Beneficially Owned for purposes of determining whether such person, individually or together with its Affiliates and Associates, is a Related Person.

(vi) For purposes of subparagraph (3) of this Article, the term “other consideration to be received” shall include, without limitation, Common Stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

(vii) The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation or other corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast.

ARTICLE XII

The Corporation shall be entitled to purchase its own shares to the extent of the aggregate of the available unrestricted capital surplus and available reduction surplus.

ARTICLE XIII

The provisions set forth in Articles V and VIII hereof may not be amended, altered, changed, repealed or rescinded in any respect unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article XIII as one class; the amendment, alteration, change, repeal or rescission of this Article XIII and Article XI hereof shall require both such 80 percent vote and the affirmative vote of 50 percent of such total voting power excluding the vote of shares owned by a “Related Person” (as defined in Article XI), if any. The voting requirements contained in this Article XIII and in Articles V and XI hereof shall be in addition to voting requirements imposed by law, other provisions of these Fourth Restated Articles of Incorporation or any designation of preferences in favor of certain classes or series of shares of capital stock of the Corporation.

ARTICLE XIV

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission by the director in the director’s capacity as a director, except that this Article shall not eliminate or limit the liability of a director for:

(vi)	a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(vii)	an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or involves intentional misconduct or a knowing violation of law;

(viii)	a transaction from which the person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties;

(ix)	an act or omission for which the liability of a director is expressly provided by an applicable statute; or

(x)	an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XV

The names and addresses of the duly elected Directors of the Corporation are as follows:

Douglas V. Smith	601 South Raguet	Lufkin, Texas 75904-3951

John F. Anderson	601 South Raguet	Lufkin, Texas 75904-3951

Suzanne V. Baer	601 South Raguet	Lufkin, Texas 75904 3951

John D. Hofmeister	601 South Raguet	Lufkin, Texas 75904-3951

James T. Jongebloed	601 South Raguet	Lufkin, Texas 75904-3951

John H. Lollar	601 South Raguet	Lufkin, Texas 75904-3951

John F. Glick	601 South Raguet	Lufkin, Texas 75904-3951

Richard R. Stewart	601 South Raguet	Lufkin, Texas 75904-3951

Howard J. Trout, Jr.	601 South Raguet	Lufkin, Texas 75904-3951

Thomas E. Wiener	601 South Raguet	Lufkin, Texas 75904-3951

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet May 2, or 2012. telephone must be received by

Vote by Internet

Go to www.investorvote.com/LUFK

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

A Proposals — The Board of Directors recommends to vote FOR the listed nominees and FOR Proposals 2, 3, 4, and 5.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - D. V. Smith 02 - J. F. Anderson 03 - R. R. Stewart

2.Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2012.

For Against Abstain

3.To approve, by non-binding vote, executive compensation.

For Against Abstain

4. Approve and adopt an amendment of the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 120,000,000.

For Against Abstain

5.Approve and adopt an amendment and restatement of the Company’s Fourth Restated Articles of Incorporation.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian etc., please give full title as such. For joint accounts each joint owner should sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Proxy — Lufkin Industries, Inc.

This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints JOHN F. GLICK and ALEJANDRO CESTERO and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of LUFKIN INDUSTRIES, INC., (herein the “Company”) to be held at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901, at 9:00 a.m., Lufkin time on the 2nd day of May 2012, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

1. Election of Douglas V. Smith, John F. Anderson, and Richard R. Stewart to the Company’s board to serve until the annual shareholders’ meeting held in 2015 or until a successor has been elected and qualified.

2. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2012.

3. To approve, by non-binding advisory vote, the compensation of our named executive officers.

4. Approve and adopt an amendment of the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 120,000,000.

5. Approve and adopt an amendment and restatement of the Company’s Fourth Restated Articles of Incorporation.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournments thereof.

Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3, PROPOSAL 4, AND PROPOSAL 5. All prior proxies are hereby revoked.

This proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated March 28, 2012.